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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 23, 2011

To Our Stockholders:

What:      Our 2011 Annual Meeting of Stockholders

When:     June 23, 2011 at 10:30 a.m., local time

Where:    Hilton Harrisburg
                One North Second Street
                Harrisburg, Pennsylvania 17101

Why:       At this Annual Meeting, stockholders will be asked to:

    1.
    Elect ten directors to hold office until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

    2.
    Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

    3.
    Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement;

    4.
    Recommend, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

    5.
    Act on a stockholder proposal, if properly presented, relating to a policy regarding gross-up payments; and

    6.
    Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        In addition, the holders of the 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, voting together as a single class, separately from the holders of common stock, will vote to elect one director to hold office until the 2012 Annual Meeting of Stockholders and until a successor is duly elected and qualified.

        The close of business on April 28, 2011 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important.    Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors

Marc A. Strassler Secretary Camp Hill, Pennsylvania May 13, 2011

i

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 23, 2011

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 23, 2011:

The proxy statement and annual report, as well as the Company's proxy card, are available at www.proxyvote.com.

        This proxy statement is being furnished to you by the Board of Directors (the "Board" or "Board of Directors") of Rite Aid Corporation (the "Company" or "Rite Aid") to solicit your proxy to vote your shares at our 2011 Annual Meeting of Stockholders. The Annual Meeting will be held on June 23, 2011 at 10:30 a.m., local time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania 17101. This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed on or about May 13, 2011 to all holders of our common stock, par value $1.00 per share, and 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, entitled to vote at the Annual Meeting. At Rite Aid and in this proxy statement, we refer to our employees as associates.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock, and shares of 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, which are collectively referred to in this proxy statement as the "LGP Preferred Stock," as of the close of business on the record date, April 28, 2011, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 890,226,532 shares of common stock and 1,640,753 shares of LGP preferred stock (which, on an as-if-converted basis, are entitled to an aggregate of 29,831,879 votes). No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are five proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1:    Elect ten directors to hold office until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  •
  Proposal No. 2:    Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

  •
  Proposal No. 3:    Conduct an advisory vote to approve the compensation of our named executive officers as presented in this proxy statement;

  •
  Proposal No. 4:    Conduct an advisory vote as to the frequency of future advisory votes on the compensation of our named executive officers; and

  •
  Proposal No. 5:    Consider a stockholder proposal relating to a policy regarding gross-up payments.

        In addition, the holders of the LGP Preferred Stock, voting separately as a class, will vote to elect one director (the "LGP Preferred Director") to hold office until the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

        Stockholders also will be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors.

        The Board recommends that you vote "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

        The Board recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement.

        The Board recommends that you vote for holding future advisory votes on the compensation of our named executive officers every "ONE YEAR."

        The Board recommends that you vote "AGAINST" the stockholder proposal.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 22, 2011, by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on June 22, 2011, by accessing the website listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of our named executive officers, the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers or the stockholder proposal relating to a policy regarding gross-up payments. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, for every "ONE YEAR" with respect to the frequency of future advisory votes on the compensation of our named executive officers and "AGAINST" the stockholder proposal relating to a policy regarding gross-up payments.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Who may attend the Annual Meeting?

        All stockholders are invited to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting. You can obtain directions to the Annual Meeting by contacting our Investor Relations Department at (717) 975-3710.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 22, 2011; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast "for" a nominee nor a vote cast "against" the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Deloitte & Touch LLP as our independent registered public accounting firm, the advisory vote on compensation of our named executive officers and the stockholder proposal will have the same effect as voting "against" the proposal. Abstentions will not affect the outcome of the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the advisory vote on the compensation of our named executive officers, the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers or the stockholder proposal. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote cast and will not be counted as a vote represented at the meeting and entitled to vote and, consequently will have no effect on the outcome of the vote. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers how to vote their shares.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock and each holder of LGP preferred stock as of the record date is entitled to approximately 18.18 votes per share of LGP preferred stock (one vote per share of common stock issuable upon conversion of the LGP preferred stock as of the record date). As of the record date, the LGP preferred stock was convertible into an aggregate of 29,831,879 shares of common stock. The holders of the common stock and LGP preferred stock vote together as a single class for the proposals in this proxy statement.

        In order to take action on the proposals, a quorum, consisting of the holders of 460,029,206 shares (a majority of the aggregate number of shares of Rite Aid common stock and LGP preferred stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the record date for the Annual Meeting), must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.

  Proposal No. 1—Election of Directors

        The affirmative vote of a majority of the total number of votes cast (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Corporate Governance—Majority Voting Standard and Policy."

  Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm in

Proposal No. 2. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 3—Advisory Vote on Compensation of Named Executive Officers

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the advisory vote on the compensation of our named executive officers in Proposal No. 3. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Broker non-votes are not counted for the advisory vote on the compensation of our named executive officers and, therefore, will have no effect on the outcome of the proposal.

  Proposal No. 4—Advisory Vote on the Frequency of Future Advisory Votes on Compensation of Named Executive Officers

        Rite Aid common stockholders and the holders of LGP preferred stock will vote together as a single class on the frequency of future advisory votes on executive compensation in Proposal No. 4. The frequency (every one, two or three years) receiving the greatest number of votes, even if not a majority, will be considered the preference of our stockholders. Abstentions and broker non-votes are not counted for the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers and, therefore, will have no effect on the outcome of the proposal.

  Proposal No. 5—Stockholder Proposal—Policy Regarding Gross-Up Payments

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the stockholder proposal in Proposal No. 5. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Representatives of Broadridge Financial Services will tabulate the votes and act as inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        We have retained Alliance Advisors, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay Alliance Advisors a fee of approximately $6,000 and reimburse the firm for approximately $2,000 of reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 975-3710.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our by-laws provide that the Board of Directors may be composed of up to fifteen members, with the number to be fixed from time to time by the Board. The Board has fixed the number of directors at eleven, effective as of the 2011 Annual Meeting of Stockholders. There are ten nominees for director at our Annual Meeting of Stockholders. The holders of the LGP Preferred Stock, separate from the holders of common stock, will vote to elect the eleventh director, the "LGP Preferred Director", who will hold office until the 2012 Annual Meeting of Stockholders and until a successor is duly elected and qualified. The holders of the LGP Preferred Stock have informed us that they intend to elect John M. Baumer to hold office until the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated Joseph B. Anderson, Jr., André Belzile, François J. Coutu, Michel Coutu, James L. Donald, David R. Jessick, Michael N. Regan, Mary F. Sammons, John T. Standley and Marcy Syms to be elected directors at the Annual Meeting. The holders of the LGP Preferred Stock have informed the Company that they will elect John M. Baumer as the LGP Preferred Director. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. André Belzile, François Coutu and Michel Coutu were designated by The Jean Coutu Group (PJC) Inc., or Jean Coutu Group, to the Nominating and Governance Committee as director nominees pursuant to the terms of the stockholder agreement with Jean Coutu Group, effective June 4, 2007, the date of our acquisition of the Brooks and Eckerd drugstore chains (the "Brooks Eckerd Transaction").

        Each director elected at the Annual Meeting will hold office until the 2012 Annual Meeting of Stockholders. Each director elected at the Annual Meeting will serve until his or her successor is duly elected and qualified.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

 BOARD OF DIRECTORS

        The following table sets forth certain information with respect to our director nominees, as well as the LGP Preferred Director, as of the record date. If elected, each of the following person's terms will expire at the 2012 Annual Meeting of Stockholders.

Name	Age	Position with Rite Aid	Year First Became Director
Mary F. Sammons	64	Chairman(1)	1999
John T. Standley	48	President and Chief Executive Officer	2009
Joseph B. Anderson, Jr.	68	Director	2005
John M. Baumer	43	Director	2011
André Belzile	49	Director	2007
François J. Coutu	56	Director	2007
Michel Coutu	57	Director	2007
James L. Donald	57	Director	2008
David R. Jessick	57	Director	2009
Michael N. Regan	63	Director	2007
Marcy Syms	60	Director	2005

(1)
As previously announced, effective at the 2010 Annual Meeting, John T. Standley became President and Chief Executive Officer and Mary F. Sammons continued to serve as Chairman in a non-executive capacity.

        Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to conclude that the nominee should serve on the Board:

        Mary F. Sammons.    Ms. Sammons has been Chairman of the Board of the Company since June 4, 2007 and has been a member of Rite Aid's Board of Directors since December 5, 1999. From June 2003 until June 2010, Ms. Sammons served as Chief Executive Officer of the Company. Ms. Sammons was President of Rite Aid from December 1999 to September 2008. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores, Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drug Stores, a trade association, is a director of StanCorp Financial Group, Inc., previously served as a director of First Horizon National Corporation and is the President of The Rite Aid Foundation.

        As the Company's previous Chief Executive Officer, a member of senior management for over a decade and with more than 30 years of retail industry experience, Ms. Sammons brings to the Board an extensive knowledge of the Company's industry and operations. As a member of the Board of the National Association of Chain Drug Stores, Ms. Sammons also provides the Board with an understanding of industry-wide challenges, regulatory issues and developments.

        John T. Standley.    Mr. Standley, President and Chief Executive Officer, has been a director of Rite Aid since June 2009. Mr. Standley has served as Chief Executive Officer since June 2010 and as President since September 2008. Mr. Standley served as the Chief Operating Officer from September 2008 until June 2010. He also served as a consultant to Rite Aid from July 2008 to September 2008. From August 2005 through December 2007, Mr. Standley served as Chief Executive Officer and was a member of the Board of Directors of Pathmark Stores, Inc. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in

January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until September 2000. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug Stores, Inc. from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

        As the Company's Chief Executive Officer, with more than 20 years of retail, financial and executive experience, Mr. Standley brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. In addition, his experience serving as a chief financial officer of a number of companies, including the Company, provides the Board with additional insights into financial and accounting matters relevant to the Company's operations.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, ArvinMeritor, Inc., Valassis Communications, Inc. and NV Energy, Inc. (formerly Sierra Pacific Resources).

        Mr. Anderson has a broad base of experience, including military and government service and 17 years of chief executive officer experience at manufacturing, service and technology companies. From this experience, Mr. Anderson brings an array of skills, including in the areas of strategic, business and financial planning and corporate development. In addition, his service on the boards of directors of a number of publicly-traded companies provides the Board with insights into how boards at other companies have addressed issues similar to those faced by the Company.

        John M. Baumer.    Mr. Baumer is a partner of Leonard Green & Partners, L.P., where he has been employed since May 1999. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Prior to joining Leonard Green & Partners, L.P., he served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen LLP. Mr. Baumer currently serves on the board of directors of Leslie's Poolmart, Inc., Prospect Medical Holdings, Inc. and VCA Antech, Inc. Mr. Baumer was elected to the Board of Directors on May 9, 2011 by the holders of the LGP Preferred Stock to fill a vacancy on the Board of Directors, pursuant to the director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He received his MBA from the Wharton School at the University of Pennsylvania.

        Mr. Baumer's extensive experience in private equity investment provides the Board with another perspective on financial, strategic planning and investor relations matters. In addition, his experience as an investor in, and as a director of, other public companies provides the Board with insight into how other companies address issues similar to those faced by the Company.

        André Belzile.    Mr. Belzile has been the Senior Vice President, Finance and Corporate Affairs of Jean Coutu Group since May 2004. Prior to serving in this position, from 1992 until May 2004 he served as Vice President and Chief Financial Officer of Cascades Inc., a producer and marketer of packaging products. He previously served as a director of NB Capital Corporation. Mr. Belzile is a chartered accountant who earned a bachelor's degree at Les Hautes Études Commerciales (HEC MONTRÉAL).

        Mr. Belzile draws on his 19 years of experience as a chief financial officer to provide the Board with insights on financial and strategic planning matters relevant to the Company's business and operations.

        François J. Coutu.    Mr. François J. Coutu has served as President and Chief Executive Officer of Jean Coutu Group since October 2007. Previously, Mr. François J. Coutu held the positions of President of Canadian Operations and Vice Chairman of the Board from 2005 to 2007, President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. François J. Coutu has been a member of the Board of Directors of Jean Coutu Group since December 1985. He is a pharmacist by profession, holds a Bachelor's Degree in Administration from McGill University and a Bachelor's Degree in Pharmacy from Samford University. He is a former chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the Board of Directors of the National Bank of Canada, where he was a member of the Human Resources and Credit Committees.

        Mr. François J. Coutu brings to the Board 19 years of senior executive experience with Jean Coutu Group and an in-depth understanding of the chain drugstore industry.

        Michel Coutu.    Mr. Michel Coutu served as our non-executive Co-Chairman of the Board from June 2007 until June 2010. He served as President of the U.S. operations of Jean Coutu Group and Chief Executive Officer of Jean Coutu USA from August 1986 until June 2007. He has also served as a member of the Board of Directors of Jean Coutu Group since December 1985. Mr. Michel Coutu holds a degree in finance and a license in law from the University of Sherbrooke and a Masters in Business Administration from the Simon School of Business at the University of Rochester.

        Mr. Michel Coutu brings more than 20 years of executive and pharmacy experience to the Board, including experience with Jean Coutu Group, from whom we acquired the Brooks and Eckerd drugstore chains.

        James L. Donald.    From October 2009 until March 11, 2011, Mr. Donald served as the President and Chief Executive Officer of Haggen, Inc., a supermarket chain. Previously, Mr. Donald was President and Chief Executive Officer and a director of Starbucks Corporation from April 2005 to January 2008. From October 2004 to April 2005, Mr. Donald served as Starbucks' CEO designate. From October 2002 to October 2004, Mr. Donald served as President of Starbucks, North America. Prior to joining Starbucks, Mr. Donald served from October 1996 to October 2002 as Chairman, President and Chief Executive Officer of Pathmark Stores, Inc. He has also served in a variety of senior management positions with Albertson's, Inc., Safeway, Inc. and Wal-Mart Stores, Inc.

        With more than 30 years of retail and grocery experience, including as chief executive officer of Starbucks Corporation, Mr. Donald brings to the Board significant chain store operational, marketing and human resources experience that is highly relevant to the Company's business.

        David R. Jessick.    Mr. Jessick has served as a director of Rite Aid since April 2009. Mr. Jessick has been self-employed since 2005. From July 2002 to February 2005, Mr. Jessick served as a consultant to Rite Aid's Chief Executive Officer and senior financial staff and was Senior Executive Vice President, Chief Administrative Officer of Rite Aid from December 1999 to July 2002. From July 1998 to June 1999, Mr. Jessick was Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc., and from February 1997 to July 1998, Mr. Jessick was Chief Financial Officer of Fred Meyer, Inc. From 1979 to 1996, he held various financial positions including Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. Mr. Jessick is currently a director and audit committee chairman of Dollar Financial Corp. and Big 5 Sporting Goods Corporation. In addition, he previously served as a director and non-executive Chairman of Pathmark Stores, Inc. and as a director of Source Interlink, Inc.

        Mr. Jessick brings 32 years of retail, executive and financial experience to the Board. His familiarity with our business and his experience as a chief financial officer provide useful insights into operational and financial matters relevant to the Company's business. In addition, his service on other boards of directors, including as a non-executive chairman, enables Mr. Jessick to share insights with the Board regarding corporate governance best practices.

        Michael N. Regan.    Mr. Regan is currently a self-employed private equity investor. Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining The St. Joe Company, he served as Vice President and Controller of Harrah's Entertainment from 1991 to 1997. From 1980 until 1991 he held a series of progressively more responsible positions for Harrah's Entertainment, Inc. and its prior parent companies, Holiday Corporation and The Promus Companies.

        Mr. Regan's 30 years of experience, including serving as a chief financial officer and as a senior vice president of finance, provides the Board with additional perspectives on financial, operational and strategic planning, and real estate matters relevant to the Company.

        Marcy Syms.    Ms. Syms has been a director of Syms Corp., a chain of retail clothing stores, since 1983, when she was named President and COO. Ms. Syms become CEO of Syms Corp. in 1998 and was named Chair in 2010. Ms. Syms also is a founding member of the Board of Directors of the Syms School of Business at Yeshiva University.

        Ms. Syms brings to the Board 18 years of experience as a chief executive officer of a chain of retail stores, including an array of skills in strategic planning, marketing and human resources matters similar to those faced by the Company.

Board Leadership

        Ms. Sammons serves as Chairman of the Board and Mr. Standley is our Chief Executive Officer. Mr. Satre currently serves as our Lead Director. After the 2011 Annual Meeting, we expect that the independent directors will select a new Lead Director.

        The Board has no policy mandating the combination or separation of the Chairman of the Board and Chief Executive Officer positions and believes that the matter should be considered from time to time based on changes in circumstances. As part of evaluating the management succession plan during the 2010 fiscal year, the Board determined that it would be appropriate to separate these positions, effective as of the 2010 Annual Meeting. Currently, the Chief Executive Officer's focus is on setting the strategic direction of the Company and the day-to-day leadership and performance of the Company. The Chairman of the Board leads the Board in its role of providing advice to, and overseeing the performance of, the Chief Executive Officer. The Chairman of the Board also works with the Chief Executive Officer and Lead Director in the preparation of Board meeting agendas and information to be provided to the Board, and serves as a resource to the Chief Executive Officer. Our Lead Director chairs the annual performance review of the Chief Executive Officer, consults with the Chairman of the Board and the Chief Executive Officer on corporate governance matters and presides at executive sessions of the non-management directors.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory and stock exchange corporate governance reforms.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Code of Ethics and Business Conduct, and our Related Person Transactions Approval Policy, are posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Code of Ethics."

        Director Independence.    For a director to be considered independent under the New York Stock Exchange corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., André Belzile, François J. Coutu, Michel Coutu, James L. Donald, David R. Jessick, Michael N. Regan, Philip G. Satre, Marcy Syms and Dennis Wood. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the NYSE requirements for audit committee members. In determining each individual's status as an independent director, the Board considered the following transactions, relationships and arrangements:

  •
  Joseph B. Anderson serves as a director of Valassis Communications, Inc., which does business with Rite Aid. Because Mr. Anderson serves only as an outside director of, and is not an officer of or otherwise employed by, Valassis Communications, Inc., the Board determined that the relationship between Rite Aid and Valassis Communications, Inc. does not constitute a material relationship between Mr. Anderson and Rite Aid.

        There is no family relationship between any of the nominees and executive officers of Rite Aid, except that directors François Coutu and Michel Coutu are brothers.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors (as is the case for this Annual Meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines (the "Guidelines"), a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the Guidelines.

Board Oversight of Risk Management

        The Board of Directors, as a whole and through the various committees of the Board, oversees the Company's management of risk, focusing primarily on five areas of risk: operational, financial performance, financial reporting, legal and regulatory and strategic and reputational.

        Management of the Company is responsible for developing and implementing the Company's plans and processes for risk management. The Board of Directors, at least annually, reviews with management its plans and processes for managing risk. The Board also receives periodic updates from the Company's Chief Compliance Officer with regard to the overall effectiveness of the Company's risk management program and significant areas of risk to the Company, focusing on the five primary areas of risk set forth above as well as other areas of risk identified from time to time by either the Board, a Board committee or management.

        In addition, other Board committees consider risks within their respective areas of responsibility and advise the Board of any significant risks. For example, the Compensation Committee considers risks relating to the Company's compensation programs and policies and the Audit Committee focuses on assessing and mitigating financial reporting risks, including risks related to internal control over financial reporting and legal and compliance risks.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Committee Charters."

        The current members of the committees are identified in the following table.

Director	Audit	Compensation	Nominating and Governance	Executive
Mary F. Sammons				Chair
Joseph B. Anderson, Jr			X
André Belzile	X
François J. Coutu			X
Michel Coutu				X
James L. Donald		Chair
David R. Jessick	Chair
Robert G. Miller				X
Michael N. Regan	X
Philip G. Satre			Chair	X
John T. Standley				X
Marcy Syms		X
Dennis Wood		X

        Audit Committee.    The Audit Committee, which held eight meetings during fiscal year 2011, currently consists of David R. Jessick (Chair), André Belzile and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that David R. Jessick qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance."

        Compensation Committee.    The Compensation Committee, which met seven times during fiscal year 2011, currently consists of James L. Donald (Chair), Marcy Syms and Dennis Wood. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the Company's goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the CEO's performance in light of these goals and objectives and determining and approving the CEO's compensation level based on this evaluation; and

  •
  Reviewing and approving compensation with respect to all other senior management.

        The Compensation Committee reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards. The details of the processes and procedures for the consideration and determination of executive and director compensation are described in the section entitled "Compensation Discussion and Analysis." The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

        As provided in its charter, the Compensation Committee has the authority to engage an external compensation consultant and to determine the scope of services. The Compensation Committee may terminate the engagement at any time. The external compensation consultant reports to the Compensation Committee Chair. Prior to June 2010, the Compensation Committee retained Mercer ("Mercer"), a wholly-owned subsidiary of Marsh & McLennan Companies, ("MMC"), to assist the Compensation Committee with its responsibilities related to the Company's executive compensation programs for fiscal year 2011. In fiscal year 2011, the Compensation Committee considered the report of Mercer with respect to executive compensation and equity compensation strategy. Mercer also provided assistance to Rite Aid in developing proposals for stockholder approval concerning amendments to existing equity plans to allow a one-time option exchange and the 2010 Omnibus Equity Plan. Mercer's fees for executive compensation consulting to the Compensation Committee in fiscal year 2011 were $263,811.

        During fiscal year 2011, the Company's management decided to retain Mercer and its MMC affiliates to provide services unrelated to executive compensation, including property and casualty insurance brokering and related consulting services, health and welfare and retirement services, which were reviewed, but not approved, by the Compensation Committee. These MMC affiliates and Mercer are separate operating companies of MMC, and the Company has separate relationships with the services teams at each of the MMC affiliates and Mercer. The aggregate fees paid in fiscal year 2011 through June 2010 to Mercer and its MMC affiliates for all services unrelated to executive compensation were approximately $587,193. Mercer was retained by and responsible to the Compensation Committee with respect to executive compensation related services; relationships with the other MMC affiliates are overseen by various management associates of the Company.

        In June 2010, the Committee decided to retain Exequity as its independent consultant. Exequity reviewed recommendations and analysis prepared by management and Mercer, which was retained as management's consultant during the second half of fiscal year 2011, and provided advice and counsel to the Committee. Exequity does not provide any other services to the Company.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held three meetings during fiscal year 2011, currently consists of Philip G. Satre (Chair), Joseph B. Anderson, Jr. and François J. Coutu. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

  •
  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

  •
  Recommending to the Board individual directors to serve on committees of the Board;

  •
  Advising the Board with respect to matters of Board composition and procedures;

  •
  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

  •
  Overseeing the annual evaluation of the Board and management; and

  •
  Reviewing, evaluating and recommending for approval by the Board related person transactions in which the Company is a participant.

        Executive Committee.    The members of the Executive Committee currently are Mary F. Sammons (Chair), John Standley, Michel Coutu, Robert G. Miller and Philip G. Satre. The Executive Committee did not meet during fiscal year 2011. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders.

        The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience. The Nominating and Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

        Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chair or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. The non-management directors met in executive session three times during fiscal year 2011.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Our Company—Corporate Governance—Contact Our Board" you will find an on-line form that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

        The Board of Directors held six meetings during fiscal year 2011. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. All of our fourteen directors attended the 2010 Annual Meeting of Stockholders.

Directors' Compensation

        Except for Michel Coutu, Robert G. Miller and Mary F. Sammons, whose compensation arrangements are discussed in the sections below entitled "Agreement with Michel Coutu," "Agreement with Mr. Miller" and "Agreement with Ms. Sammons," respectively, and except as noted below under the director compensation plan, each non-management director other than Mr. Sokoloff (who is affiliated with Leonard Green & Partners L.P., an entity that provides services to Rite Aid, as discussed under "Certain Relationships and Related Transactions"), receives an annual payment of $100,000 in cash, payable quarterly in arrears. In addition, the Lead Director receives an additional annual payment of $25,000. The Chair of the Audit Committee receives an additional annual payment of $20,000 and the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual payment of $10,000. Each member of the Audit Committee (other than the Chair) receives an additional annual payment of $10,000. As of the 2010 Annual Meeting of Stockholders, meeting fees for each meeting of the Board or any standing committee of the Board were eliminated. Non-management directors other than Mr. Sokoloff receive an annual award of restricted stock or restricted stock units valued at $90,000. Directors who are officers and/or Rite Aid associates and Mr. Sokoloff receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors and Board Committee meetings.

        Effective as of May 9, 2011, Mr. Baumer will be entitled to the same compensation arrangements generally available to Rite Aid's non-employee directors.

        Non-management directors are subject to our Stock Ownership Guidelines discussed on page 42.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2011

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our directors (other than Named Executive Officers) who served during the fiscal year ended February 26, 2011:

Name	Fees Paid in Cash	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change In Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Joseph B. Anderson, Jr.	95,000	90,000	—	—	—	—	185,000
André Belzile	107,000	21,400	—	—	—	—	128,400
François J. Coutu	95,000	21,400	—	—	—	—	116,400
Michel Coutu	237,334	21,400	—	—	—	—	258,734
James L. Donald	121,500	90,000	—	—	—	—	211,500
David R. Jessick	113,166	90,000	—	—	—	—	203,166
Robert G. Miller(1)	60,000	90,000	—	—	559,737	134,659	844,396
Michael N. Regan	107,000	90,000	—	—	—	—	197,000
Philip G. Satre	130,667	90,000	—	—	—	—	220,667
Jonathan D. Sokoloff	—	—	—	—	—	—	—
Marcy Syms	98,000	90,000	—	—	—	—	188,000
Dennis Wood	98,000	21,400	—	—	—	—	119,400

(1)
Amounts shown in the "Fees Paid in Cash" column represent annual base pay for Mr. Miller, as discussed in the section entitled "Agreement with Mr. Miller." Amounts shown in the "All Other Compensation" column for Mr. Miller consists of $120,000 contributed by the Company in fiscal year 2011 to a supplemental executive retirement plan and $14,659 for personal use of aircraft. The Company determines the incremental cost of an individual's personal aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering. Amounts shown in the "Changes in Nonqualified Deferred Compensation Earnings" column represent above-market earnings (over 120% of the "applicable federal rate" or "AFR") under the defined contribution supplemental retirement plan applicable to Mr. Miller.

(2)
Represents the grant date fair value of awards in fiscal year 2011 in accordance with FASB Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 14 of our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 26, 2011. We recognize expense as the awards vest over the three-year vesting period.

(3)
The number of unvested stock awards outstanding as of February 26, 2011 for each director is detailed in the table below. All grants shown are restricted stock awards except the June 23, 2010 grants, which are comprised of restricted stock units.

Name	Grant Date	Number of Stock Awards (#)
Joseph B. Anderson, Jr.	June 23, 2010	84,112
	September 23, 2009	13,333
	September 24, 2008	6,666
André Belzile	June 23, 2010	20,000
	September 23, 2009	13,333
	September 24, 2008	6,666
François J. Coutu	June 23, 2010	20,000
	September 23, 2009	13,333
	September 24, 2008	6,666
Michel Coutu	June 23, 2010	20,000
	September 23, 2009	13,333
	September 24, 2008	6,666
James L. Donald	June 23, 2010	84,112
	September 23, 2009	13,333
David R. Jessick	June 23, 2010	84,112
Robert G. Miller	June 23, 2010	84,112
	September 23, 2009	13,333
	September 24, 2008	6,666
Michael N. Regan	June 23, 2010	84,112
	September 23, 2009	13,333
	September 24, 2008	6,666
Philip G. Satre	June 23, 2010	84,112
	September 23, 2009	13,333
	September 24, 2008	6,666
Marcy Syms	June 23, 2010	84,112
	September 23, 2009	13,333
	September 24, 2008	6,666
Dennis Wood	June 23, 2010	20,000
	September 23, 2009	13,333
	September 24, 2008	6,666
(4)
The number of unexercised options outstanding as of February 26, 2011 for each director is detailed in the table below.

Name	Grant Date	Exercise Price($)	Outstanding	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Joseph B. Anderson, Jr.	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—

Name	Grant Date	Exercise Price($)	Outstanding	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
André Belzile	6/4/2007	6.55	100,000	100,000	—
François J. Coutu	6/4/2007	6.55	100,000	100,000	—
Michel Coutu	6/4/2007	6.55	100,000	100,000	—
James L. Donald	5/13/2008	2.40	100,000	66,667	33,333
David R. Jessick	4/14/2009	0.41	100,000	33,334	66,666
Robert G. Miller	6/24/2004	5.38	50,000	50,000	—
	6/23/2005	4.11	50,000	50,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—
Michael N. Regan	6/27/2007	6.15	100,000	100,000	—
Philip G. Satre	4/6/2005	3.77	100,000	100,000	—
	6/23/2005	4.11	50,000	50,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—
Marcy Syms	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—
Dennis Wood	6/4/2007	6.55	100,000	100,000	—

Agreement with Ms. Sammons

        Ms. Sammons' employment agreement was amended on January 21, 2010 to provide, among other things, that, effective as of June 23, 2010, Ms. Sammons will continue to serve Rite Aid solely as Chairman of the Board. Ms. Sammons served as a named executive officer of Rite Aid during a portion of our 2011 fiscal year, through June 2010. As a result, the material terms of our employment agreement with Ms. Sammons are described in more detail under the heading "Executive Employment Agreements" on page 46 of this proxy statement.

Agreement with Mr. Miller

        Mr. Miller's April 9, 2003 employment agreement was amended on April 28, 2005, pursuant to which, effective as of June 23, 2005, Mr. Miller continued serving solely as Chairman of the Board. On November 28, 2006, Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which Mr. Miller stepped down as Chairman upon the closing of the Brooks Eckerd Transaction and continued to serve solely as a director through the date of the 2008 Annual Meeting of Stockholders, and the parties agreed that the Brooks Eckerd Transaction would not trigger change in control benefits. Additional amendments to Mr. Miller's employment agreement, pursuant to which Mr. Miller will continue to serve as a director until the Company's 2011 Annual Meeting of Stockholders, became effective on his re-election to the Board of Directors at the 2008 Annual Meeting of Stockholders, on July 1, 2009 and May 19, 2010, respectively. Additional terms of this agreement are as follows:

        Salary and Other Compensation.    For the period starting on June 26, 2008 and ending on the later of (i) June 30, 2010 and (ii) the one year anniversary of the 2009 annual meeting, Mr. Miller received a monthly base salary of $5,000 (pro-rated for any partial month) and continues to be eligible to participate in certain of the Company's fringe benefit and perquisite programs in which he was entitled to participate prior to the 2008 annual meeting, and continues to remain entitled to deferred compensation as provided under the December 5, 1999 employment agreement, as amended effective

July 1, 2009. The Board extended the term through the later of (i) June 30, 2011 and (ii) the one year anniversary of the 2010 Annual Meeting of Stockholders.

        Restricted stock and options.    During his service as a director, Mr. Miller is eligible to receive option and restricted stock awards in accordance with Rite Aid's policy for members of the Board of Directors as in effect from time to time. Mr. Miller's existing stock options and shares of restricted stock continue to vest and be fully exercisable for the remainder of their stated terms.

        Retirement Benefit.    Mr. Miller receives benefits under a defined contribution supplemental retirement plan. Each month, $10,000 is credited for investment for Mr. Miller. Under the plan, the participants are able to direct the deemed investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan. These deemed investments are made each month during the term of the participant's service with Rite Aid. Subject to certain tax rules that may require a delay in payment, Mr. Miller is fully vested at all times in his account under the plan and will receive his vested account balance (or payment in installments if such election was made) upon the earlier to occur of: (i) termination of service as a director, including due to death or disability; and (ii) a hardship withdrawal pursuant to the terms of the plan.

        Termination of employment and change in control arrangements.    The termination provisions of the April 9, 2003 employment agreement became effective immediately and remain in effect until the agreement (as subsequently amended) expires at the 2011 Annual Meeting of Stockholders. Pursuant to Mr. Miller's employment agreement, as amended, upon leaving the Board of Directors in June of 2011, Mr. Miller's outstanding stock options (all of which are fully vested) will be exercisable for the remainder of their stated terms, the restrictions on all outstanding shares of restricted stock and restricted stock units will immediately lapse and he will be eligible for continued medical benefits (or reimbursement for the cost of such benefits) for his life. If Mr. Miller's employment is terminated by Mr. Miller for good reason, as such term is defined in his agreement, he will also be entitled to receive one year's base salary.

Agreement with Michel Coutu

        Effective as of June 27, 2007, Michel Coutu was appointed as a director of Rite Aid and non-executive co-chairman of the Board of Directors for a term of two years following the completion of the Brooks Eckerd Transaction. This agreement was extended by the Board during fiscal year 2010 to continue through the date of the 2010 Annual Meeting. The agreement has not been further renewed or extended. Under the terms of the agreement, Mr. Michel Coutu received an annual retainer of $500,000, payable quarterly in arrears for serving as a non-executive co-chairman of the Board. In addition, Mr. Michel Coutu was, and continues to be, entitled to receive certain benefits and annual equity awards to the same extent as our other directors, as described under the caption "Directors' Compensation," above.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending March 3, 2012. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

 PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act, we are including in this proxy statement a resolution, subject to stockholder vote, to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined in the section entitled "Executive Compensation—Compensation Discussion and Analysis").

        Prior to voting, stockholders may wish to carefully review our discussion of executive compensation, as presented in the Compensation Discussion and Analysis, tables and narrative disclosure, on pages 31-58, as well as the discussion regarding the Compensation Committee on pages 15-16.

        The Company's primary compensation goals for our Named Executive Officers are to attract, motivate and retain the most talented and dedicated executives and to align the interests of our Named Executive Officers with the interests of our stockholders. The Company's compensation programs are designed to reward our Named Executive Officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company encourages stockholders to review the executive compensation disclosure in the CD&A and executive compensation tables in this Proxy Statement for complete details of how its executive compensation policies and procedures operate and are designed to achieve the Company's compensation objectives.

        We believe that the Company's executive compensation programs have been effective at promoting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

        We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2011 compensation for our Named Executive Officers. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Accordingly, the following resolution is submitted for a stockholder vote at the 2011 Annual Meeting of Stockholders:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion."

        Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote. The Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company's executive compensation in fiscal year 2011, as outlined in the above resolution.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE "FOR" APPROVAL OF THE
COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

 PROPOSAL NO. 4

ADVISORY VOTE AS TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Section 14A of the Exchange Act also requires that we include in this proxy statement a separate, non-binding stockholder vote on whether future advisory votes on the compensation of our Named Executive Officers should occur every one, two or three years. Stockholders have the option to vote for any one of the three options, or to abstain on the matter. For the reasons discussed below, the Board of Directors recommends that future advisory votes on the compensation of our Named Executive Officers take place every "ONE YEAR."

        After careful consideration and input from our stockholders, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We will continue to engage with our stockholders regarding our executive pay programs between stockholder advisory votes as part of our governance process.

        The Company recognizes that stockholders may have different views as to the best approach for the company, and therefore the Company and Board of Directors encourage stockholders to express their preferences as to the frequency of an advisory vote on the compensation of our Named Executive Officers.

        This vote is advisory and not binding on the Company or the Board of Directors, but the Board of Directors and the Compensation Committee will take into account the outcome of the vote when making decisions about how often the Company conducts advisory votes on the compensation of our Named Executive Officers.

        The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
EVERY ONE YEAR

 PROPOSAL NO. 5

STOCKHOLDER PROPOSAL—POLICY REGARDING GROSS-UP PAYMENTS

        The AFL-CIO Reserve Fund which owns 3,900 shares of Common Stock (based on information provided to us by the AFL-CIO Reserve Fund), has notified the Company that it intends to present the following proposal at the Annual Meeting:

        RESOLVED:    The shareholders of Rite Aid Corporation (the "Company") urge the compensation committee of the Board of Directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment ("Gross-up"), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to employees of the Company generally. For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

        As long-term shareholders, we support compensation programs that tie pay closely to performance and that deploy Company resources efficiently. In our view, tax gross-ups for senior executives-reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive's behalf-are not consistent with these principles. We believe that the cost of such tax gross-ups would be better allocated to performance-based compensation or reinvested in the Company.

        Certain of our Company's senior executive officers are entitled to tax gross-ups for excise taxes on their golden parachutes pursuant to Internal Revenue Code Section 4999. Had Company Chairman and former CEO Mary F. Sammons been terminated following a change in control on February 27,2010, she would have received a $3,959,000 tax gross-up under her employment agreement. Company President and current CEO John T. Standley would have received a $1,859,000 tax gross-up.

        The Company has also paid tax gross-ups for housing and transportation expenses. In 2010, Senior Executive VP, CAO & CFO Frank G. Vitrano received $47,720 and Senior Executive VP, Chief Merchandising, Marketing & Logistics Officer Kenneth A. Martindale received $27,886 in tax gross-ups for housing and transportation expenses reimbursed by the Company. Mr. Vitrano and Mr. Martindale are also entitled to tax gross-ups for excise taxes on their golden parachutes following a change in control.

        We believe that paying tax gross-ups to senior executives is not fair to Company shareholders or employees who must pay their own taxes. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation tax free. Lastly, tax gross-ups for golden parachute excise taxes can be very costly. Michael Kesner of Deloitte Consulting has estimated that gross-up payments can reach 8 percent of the total cost of a merger (Gretchen Morgenson, The CEO's Parachute Cost What?, N.Y. Times, Feb. 4, 2007).

        For these reasons, we urge stockholders to vote FOR this proposal.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS
PROPOSAL FOR THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is not in the best interests of Rite Aid and its stockholders.

        The Board recognizes the importance of executive compensation to the overall long-term performance of Rite Aid. Rite Aid's compensation philosophy is to pay for performance that supports Rite Aid's business strategies and to pay competitively. In the "Compensation Discussion & Analysis" ("CD&A") section of this proxy statement, Rite Aid provides stockholders with a detailed and thorough description of the Company's compensation program, including the philosophy and strategy underpinning the program and the individual elements of the compensation program.

        The Compensation Committee of our Board of Directors, comprised entirely of independent directors, is responsible for reviewing and approving the compensation of Rite Aid's Chief Executive Officer and reviewing and recommending to the Board other executive officers' compensation levels. Our Board believes that the Committee should retain discretion in setting compensation arrangements, based on the facts and circumstances existing at the time the arrangements are determined. Circumstances may arise in which the needs of the Company and the executive, and the dictates of the competitive marketplace, might make it appropriate for the Company to agree to certain tax reimbursement (or "gross-up") provisions.

        It is crucial that the Company retain the flexibility to offer compensation and benefits that are consistent with those offered by peer companies that compete with us for talent. Gross-up payments are used in limited instances where necessary to compensate certain of our executive officers for housing and travel allowances arising from taking up a non-permanent second residence near the Company's corporate headquarters to ensure that the executives receive the intended value of their benefits.

        The Board believes that it is particularly important for the Company to have access to the full range of compensation tools. Like many companies, Rite Aid uses tax gross-ups to address excise tax inequities in the event of a change in control. The Internal Revenue Code (the "Code") imposes a 20% excise tax on employees who receive benefits in connection with a change in control that equal or exceed three times the employee's "base amount" of compensation (the average W-2 income over the preceding five years). Similarly situated executives may have substantially different "base amounts" of compensation based on length of service, timing of stock option exercises, or permitted deferrals of cash or equity compensation. A large portion of our senior executives' compensation is in the form of incentive awards that vest over multiple years of service and seek to reward long-term performance. Applicable tax rules can impose excise taxes when awards vest in connection with a change in control or a termination of employment related to a change in control. Consequently, the Code can have significantly varying and arbitrary effects on an individual's tax obligations based on the individual's personal compensation history and decisions, which are unlikely to have been made with the Code in mind.

        Therefore, the Board believes that tax gross-up payments can be appropriate in limited circumstances in order to prevent the intended value of a benefit from being significantly and arbitrarily reduced.

        The Board believes that the Company should retain flexibility with respect to executive compensation, rather than commit to restrictions that could place the Company at a competitive disadvantage in attracting and retaining high-performing top talent. The Board believes that it is ultimately in the stockholders' best interests that discretionary responsibility for this ongoing process continue to be vested in an independent Compensation Committee.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT YOU VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL

 EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
John T. Standley(1)	48	President and Chief Executive Officer
Kenneth Martindale	51	Senior Executive Vice President, Chief Operating Officer
Frank G. Vitrano	55	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Brian R. Fiala	50	Executive Vice President, Store Operations
Enio Anthony Montini, Jr.	58	Executive Vice President, Merchandising
Marc A. Strassler	63	Executive Vice President, General Counsel and Secretary
Robert I. Thompson	57	Executive Vice President, Pharmacy
Douglas E. Donley	48	Senior Vice President & Chief Accounting Officer

(1)
Mr. Standley's biographical information is provided above in the section identifying the Board of Directors.

        Kenneth A. Martindale.    Mr. Martindale was appointed and has served as Rite Aid's Senior Executive Vice President and Chief Operating Officer since June 2010. From December 2008 until June 2010, he served as Rite Aid's Senior Executive Vice President, Merchandising, Marketing and Logistics Officer. He was a self-employed private investor from January 2008 to December 2008. Mr. Martindale served as Co-President, Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. In January 2000, Mr. Martindale joined the Board of Directors of Intesource, Inc.; became Chairman of the Board in March 2004; and served as President, Chief Executive Officer and Chairman of the Board from November 2004 until January 2006. From September 1999 until November 2004, Mr. Martindale was Principal of Martindale Development Group, L.L.C. In September 1999 until July 2003, Mr. Martindale was Managing Director/CEO of Orchard Street, Inc., a privately held specialty food retailer which he founded and owned. Mr. Martindale was Executive Vice President of Sales and Procurement with Fred Meyer, Inc. from January 1998 until September 1999 and was Senior Vice President of Sales and Procurement with Smith's Food & Drug Centers, Inc. from June 1996 until January 1998.

        Frank G. Vitrano.    Mr. Vitrano has served as our Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer since September 2008. He was a self-employed private investor from January 2008 to September 2008. Previously, Mr. Vitrano spent 35 years at Pathmark Stores, Inc., where most recently he served as President, Chief Financial Officer and Treasurer from October 2002 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. Prior to serving as President, Chief Financial Officer and Treasurer, Mr. Vitrano served in a variety of positions at Pathmark. Mr. Vitrano was a Director of Pathmark Stores, Inc. from 2000 to 2005.

        Brian R. Fiala.    Mr. Fiala has served as our Executive Vice President of Store Operations since June 2007. He was a self employed private investor from July 2006 to June 2007. Previously, Mr. Fiala spent 24 years with Target Corporation, where most recently he served as Senior Vice President on the East Coast until July 2006. Mr. Fiala joined Target in 1983 as a management trainee, was promoted into various positions including Store Team Leader, Regional Merchandise Manager, District Team Leader, and Regional Director. In 1998, Mr. Fiala was named Regional Vice President for the Northeast and in 2001 was promoted to Senior Vice President of Target.

        Enio Anthony Montini, Jr.    Mr. Montini was promoted to Executive Vice President, Merchandising effective as of April 13, 2011. Prior to this promotion, from February 2010 to April 2011 he served as

Senior Vice President, Category Management for Rite Aid. Prior to serving in this position, from February 2008 until January 2010 he served as Executive Vice President, Chief Operating Officer with MARC USA, a privately held company. From February 2005 until January 2008, Mr. Montini was Senior Vice President of Operations with MARC USA and from September 2004 until January 2005, he served as Senior Vice President, Channel Marketing with MARC USA.

        Marc A. Strassler.    Mr. Strassler has served as our Executive Vice President, General Counsel and Secretary since March 2009. From January 2008 until March 2009, Mr. Strassler was a self-employed private investor. Previously, Mr. Strassler served as Senior Vice President, General Counsel and Corporate Secretary with Pathmark Stores, Inc. from 1997 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. From 1987 until 1997, he served as Vice President, General Counsel and Secretary of Pathmark. From 1974 until 1987, Mr. Strassler served in a variety of legal positions at Pathmark.

        Robert I. Thompson.    Mr. Thompson has served as our Executive Vice President, Pharmacy since September 2009. From August 2008 until September 2009, Mr. Thompson served as Senior Vice President, Pharmacy Operations, from February 2008 to August 2008, he served as Senior Vice President, Northeast Division, and from June 2007 to February 2008, Mr. Thompson served as Senior Vice President, Northeast Division. Previously, Mr. Thompson served as Vice President, Integration from June 2007 to February 2008, and from July 2004 (when he first joined Rite Aid) to June 2007, he served as Vice President, Pharmacy Business Development.

        Douglas E. Donley.    Mr. Donley has served as our Senior Vice President, Chief Accounting Officer since October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as the acting principal financial officer of the Company from October 7 to October 8, 2008, and as a financial analyst for the Company from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley has subsequently satisfied all terms of the plea agreement. The Company believes that this matter does not adversely affect Mr. Donley's fitness to serve as an officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating approximately 4,700 stores in 31 states and the District of Columbia. A primary component of the Company's human resource strategy is to attract, motivate and retain highly talented individuals at all levels of the organization that are committed to the Company's core values of excellence, integrity and respect for people and have the ability to execute the Company's strategic and operational priorities.

Executive Summary

        Rite Aid believes strongly that pay should align with performance and this focus is reflected in our executive compensation programs. We seek to provide our CEO and the other executive officers named in the Summary Compensation Table (the "Named Executive Officers") with opportunities to earn total direct compensation (base salary, annual incentives, and long-term incentives) that are generally aligned with compensation levels provided to peer company executives and executives within similarly-sized retailers more broadly. The majority of target total direct compensation for our Named Executive Officers is "at-risk" in that it is contingent on Company performance. The level of "at-risk" compensation is greatest for our most senior executives.

        As described on the following pages, we require that the Company achieve a threshold level of performance to pay an annual incentive. Performance is based on earnings before interest, taxes, depreciation, and amortization, as adjusted (Adjusted EBITDA), which we believe is a key driver of Rite Aid's success.

        Our long-term incentive program includes a mix of equity vehicles and long-term performance awards paid in cash. Stock options and restricted stock grants are designed to align executive interests with stockholders through linking compensation to Rite Aid stock price performance. Long-term cash is designed to reward consistent profitability over a multi-year period, which we believe is key to our long-term success.

        In fiscal year 2011, we faced a challenging business environment due to economic conditions, increased competition, and pricing pressure. Our Adjusted EBITDA performance was below our threshold performance level; consequently, we did not pay annual bonuses to our Named Executive Officers. The long-term performance awards for the 2009 - 2011 cycle also did not reach threshold performance and the Named Executive Officers did not receive any payment from this plan as well. Our overall performance was below the median of our peer group on measures such as EBITDA growth, return on sales, return on average invested capital, and total shareholder return. Actual total direct compensation of our Named Executive Officers was aligned with our performance relative to our peer group.

        In fiscal year 2011, there were significant changes in our executive leadership team as shown in the table below:

Executive	Previous Role (prior to June 24, 2010)	Current Role (effective June 24, 2010)
Mary Sammons	Chairman and Chief Executive Officer	Chairman
John Standley	Chief Operating Officer	Chief Executive Officer
Ken Martindale	Senior Executive Vice President and Chief Merchandising Officer	Senior Executive Vice President and Chief Operating Officer
Frank Vitrano	Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer	Same title but additional responsibility assumed for legal function (including compliance and loss prevention)

        A strong and stable leadership team is key to Rite Aid's future success in the face of a difficult business environment and competition for executive talent. Our compensation programs are designed to support executive attraction and retention through the use of equity and long-term cash incentives and our supplemental executive retirement program (SERP). The Compensation Committee also made special option awards to Named Executive Officers other than the CEO in fiscal year 2011, which it believes will promote stockholder interests through supporting longer term retention of the core executive team and providing stronger alignment with stock price performance. Compensation for fiscal year 2011 as described in the Compensation Discussion and Analysis reflects these organizational changes.

        Our compensation programs are also designed to balance the need to provide competitive compensation against the need to manage share usage within expectations of our stockholders. With the decline in our stock price over the last several years, the Company has been challenged in providing competitive long-term incentives entirely through equity—thus a portion is provided through long-term cash performance awards. We monitor our long-term incentive program to assess how we can best use available equity compensation in an effective manner.

        At our 2010 Annual Meeting, stockholders approved our proposal to amend our existing equity plans to allow for a one-time stock option exchange for associates excluding executive officers and directors. This exchange allowed associates to replace underwater options, where the exercise price was significantly above the current price, with a lower number of replacement options granted at the current stock price. The option exchange was intended to replace underwater options that are generally ineffective at motivating or retaining associates, with new options which are more likely to support motivation and retention. The option exchange supported associate retention through an additional vesting period and reduced the number of outstanding shares, which promotes interest of stockholders. We are pleased to report that over 78% of eligible options were exchanged.

        We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2011 compensation of the Named Executive Officers described in the tables that follow.

Objectives of Executive Compensation

        All executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs, outlined below. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Named Executive Officers in any given year, the Compensation Committee is generally guided by the following objectives:

  •
  Compensation should be based on the level of job responsibility, individual performance, and company performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and stockholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

  •
  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

  •
  Compensation should reward performance. Our programs should deliver compensation in relationship to company performance. Where company performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving associates will remain motivated and committed to the Company to support the stability and future needs of the Company.

  •
  To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

  •
  Compensation and benefit programs should be set across consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

  •
  Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

        Assessment of Company performance.    The Compensation Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, but not limited to, comparable store sales growth, Adjusted EBITDA, earnings growth, return on sales, return on average invested capital and assets and total stockholder return. In determining relative performance to the Company's peer group (as discussed further below), the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and performance awards granted under the Company's long-term incentive program.

        Assessment of competitive compensation levels.    The Compensation Committee assesses the Company's programs relative to data from SEC filings of a peer group of retail organizations and published survey data and compensation recommendations from its compensation consultant. For the Company's 2011 fiscal year, this peer group consisted of the companies listed below. During the second half of fiscal year 2011, the Company conducted a comprehensive review of its peer group, and the Compensation Committee approved the new peer group (which is also shown below) for use going forward in January 2011.

 Fiscal Year 2011 Peer Group

Peer Company	Revenues ($ Millions)
BJ's Wholesale Club Inc.	10,713
Costco Wholesale Corp.	79,886
CVS Caremark Corp.	97,463
Family Dollar Stores Inc.	8,041
The Great Atlantic & Pacific Tea Company, Inc.	8,273
Home Depot, Inc.	67,440
Lowe's Companies Inc.	48,503
Safeway Inc.	40,940
Target Corp.	66,910
Walgreen Co.	68,400

New Peer Group

Peer Company	Revenues ($ Millions)
AmerisourceBergen Corp.	77,954
BJ's Wholesale Club Inc.	10,713
Costco Wholesale Corp.	79,886
CVS Caremark Corp.	97,463
Dollar General Corp.	12,735
J.C. Penney Company, Inc.	17,606
The Kroger Co.	80,816
McKesson Corp.	109,899
Office Depot, Inc.	11,737
Ruddick Corp.	4,400
Safeway Inc.	40,940
Sears Holding Corp.	43,429
Supervalu Inc.	38,117
Target Corp.	66,910
Walgreen Co.	68,400
Winn-Dixie Stores Inc.	7,069

Note: Revenue reflects trailing 12 month data through September 2010 per Standard & Poor's Research Insight

        The peer group companies that were selected fall within a similar revenue range and industry as Rite Aid. In addition to the other drug store chains that are Rite Aid's direct competitors, the peer group reflects other large retailers with which Rite Aid competes for executive talent and capital. The recent peer group review also targeted companies in a similar financial situation or having similar enterprise value.

        The Compensation Committee compares the peer group companies' executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful.

        In addition to the peer group data, the Compensation Committee reviews market data based on specific functional responsibility for each executive from published survey data. The survey analysis targets data from similarly-sized retail organizations based on each executive's functional responsibility.

        The Compensation Committee uses the peer group and survey data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the market when the Company achieves the targeted performance levels. The Compensation Committee assesses overall alignment of the compensation program rather than benchmarking a specific target position with consideration of factors such as company and individual performance, how executive roles function within Rite Aid, concerns about executive retention, and availability of equity compensation. The compensation consultant assessed Rite Aid's performance relative to its peer group on both a one-year and three-year basis and observed alignment of performance with actual total direct compensation levels for the executives in aggregate.

        Total compensation review.    The Compensation Committee reviews each executive's base pay, bonus, long-term incentives and retirement benefits annually with the guidance of the Compensation Committee's independent consultant. Following the fiscal year 2010 review, the Compensation Committee determined that these elements of compensation for fiscal year 2011 were reasonable in the aggregate.

        Assessment of risk.    The Compensation Committee reviews all incentive plans relative to established criteria and conducts an assessment to ensure that none of our incentive plans encourage excessive risk-taking by our executives or associates.

Components of Executive Compensation for Fiscal Year 2011

        For fiscal year 2011, the compensation of executives consisted of four primary components—base salary, a cash incentive bonus opportunity under the Company's annual incentive bonus plan, long-term incentives consisting of stock options, restricted stock and performance units and a benefits package. A significant portion of total compensation is variable, i.e., subject to performance and is comprised of target annual incentives and target long-term incentives. The Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that furthers the compensation objectives discussed above. The chart below shows the overall mix of base salary, target annual incentives, target long-term incentives, and contributions under the SERP.

 Target Total Remuneration(1)

Note: Percentages may not total 100% due to rounding.

(1)
Target Total Remuneration represents the sum of base salary, target annual incentives, target long-term incentives, and SERP contributions. Value of broad-based benefits provided to all employees and components of other compensation (except the SERP) have been excluded.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the executive's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2011, the Compensation Committee considered the following factors:

        Pay levels at comparable companies.    As noted above, the Compensation Committee uses the peer group data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives.

        Internal relativity.    Meaning the relative pay differences for different job levels.

        Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

        Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to company performance and stockholder returns. Thus, for example, Mr. Standley's overall compensation is more heavily weighted toward incentive compensation and equity compensation (76% in the aggregate as shown in the chart above) than that of the other executive officers.

        The Compensation Committee reviews the Named Executive Officers' base salaries in April of each year and considers the principles described above under "The Compensation Committee's Processes" in establishing Named Executive Officers' base salaries for fiscal year 2011. The table below shows changes in base salaries for the Named Executive Officers in fiscal year 2011, which reflect promotions and changes in role as noted below.

Executive	Base Salary at End of Fiscal Year 2011	Increase from Prior Year	Rationale
John Standley	$1,000,000	11%	Promoted to Chief Executive Officer in June 2010
Mary Sammons	$1,000,000	0%	Role changed from Chairman and Chief Executive Officer to Chairman in June 2010; Effective in fiscal year 2012, Ms. Sammons' annual base salary will be $350,000.00; For information regarding Ms. Sammons' compensation effective in fiscal year 2012, see "Executive Employment Agreements" on page 46 of this proxy statement
Frank Vitrano	$750,000	7%	Assumed additional responsibilities in June 2010 including responsibility for legal (including compliance and loss prevention)
Ken Martindale	$750,000	25%	Promoted to Chief Operating Officer in June 2010
Brian Fiala	$471,000	3%	Merit increase
Robert Thompson	$425,000	13%	Adjustment to increase salary to reflect incumbent's performance and market levels

Cash Incentive Bonuses

        The Company established an annual incentive bonus plan in order to incent its Named Executive Officers to meet the Company's Adjusted EBITDA target for fiscal year 2011. Named Executive Officers, other executive officers and key managers of the Company participate in this cash bonus plan. As shown in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column, no bonuses were paid to Named Executive Officers for fiscal year 2011 performance. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each fiscal year. Bonus payouts for the Named Executive Officers for the year are then determined by the Company's financial results for the year relative to predetermined performance measures. The Compensation Committee considered the following when establishing the awards for fiscal year 2011:

        Bonus targets.    Bonus targets as a percentage of base salary for each Named Executive Officer were based on job responsibilities, internal relativity, and peer group and survey data. Our objective was to set bonus targets such that total annual cash compensation (including base salary and annual incentive assuming a target payout) was generally aligned with the market with a substantial portion of that compensation linked to company performance. Consistent with our executive compensation philosophy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan. Thus, the Compensation

Committee established the following bonus targets for fiscal year 2011 (expressed as a percentage of base salary):

Annual Incentive Opportunity

Executive	Threshold Payout (as a % of Salary)	Target Payout (as a % of Salary)	Maximum Payout (as a % of Salary)
John Standley(1)	100%	200%	400%
Mary Sammons(2)	100%	200%	400%
Frank Vitrano	62.5%	125%	250%
Ken Martindale	62.5%	125%	250%
Brian Fiala	30%	60%	120%
Robert Thompson	30%	60%	120%

(1)
Mr. Standley's target was raised from 125% of salary to 200% of salary upon his promotion to CEO effective June 23, 2010.

(2)
Pursuant to her employment agreement, Ms. Sammons was eligible for a bonus in fiscal year 2011 but will not participate in the bonus program in fiscal year 2012.

        Company performance measures.    For all officers in the annual incentive bonus plan, including the Named Executive Officers, the Compensation Committee established the following Company performance goals in April 2010:

Fiscal Year 2011 Performance Goals

Performance Level	Adjusted EBITDA Goal (millions)
Maximum	$1,035
Target	$935
Threshold	$910

        The Compensation Committee believes that Adjusted EBITDA encourages officers, including the Named Executive Officers, to focus appropriately on improving operating results which ultimately drives stockholder value. Rite Aid provides guidelines to the investment community concerning its expectations regarding Adjusted EBITDA performance, and these performance goals are aligned with expectations communicated to the investment community. The measure is also an effective motivator because it is easy to track, clearly understood by the officers, and actions of the officers can impact the measure. Under the plan formula, payouts can range from zero to 200 percent of bonus targets depending on company performance. In establishing the performance target for Adjusted EBITDA, the Compensation Committee considered the expected fiscal year 2011 financial performance. No bonuses were paid with respect to fiscal year 2011 to any of the Named Executive Officers based on a determination that Adjusted EBITDA was $859 million. We provide additional detail regarding how we calculated Adjusted EBITDA in our Annual Report.

Long-Term Incentive Program

        In fiscal year 2011 we employed three forms of long term incentives: performance awards, stock options and restricted stock.

        Long-term incentive target opportunity.    These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on stockholder value. Targets are shown below:

Long-Term Incentive Targets

Executive	Target (as a % of Salary)*
John Standley	200%
Mary Sammons(1)	150%
Frank Vitrano	110%
Ken Martindale	110%
Brian Fiala	85%
Robert Thompson	85%

*
Based on target in effect as of June 2010 annual grant.

(1)
Effective in fiscal year 2012, Ms. Sammons will no longer participate in the long-term incentive plan. For information regarding Ms. Sammons' compensation effective for fiscal year 2012, see "Executive Employment Agreements" on page 46 of this Proxy Statement.

        For fiscal year 2011, the Compensation Committee adjusted the annual long-term incentive targets for Mr. Standley, Mr. Martindale, and Mr. Vitrano to reflect promotions and changes in responsibilities in fiscal year 2011. The targets for Mr. Thompson and Mr. Fiala remained unchanged. In making these determinations, the Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with those of the general retail industry market practice. Grant values for individual executive officers were determined by individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives.

        Long-Term Incentive Mix.    For the Named Executive Officers, long-term cash performance awards comprised 35 percent, stock option grants comprised 40 percent, and restricted stock comprised 25 percent of the total long-term incentive level established by the Compensation Committee. In determining the overall mix of long-term incentive ("LTI") vehicles, the following factors were considered:

  •
  Risk/Reward Tradeoffs:  Use of multiple long-term incentive vehicles can balance the need for a strong performance-based program against risk to executives. Vehicles with more upside opportunity such as stock options and performance awards provide opportunity to reward executives for performance while restricted stock offers lower risk with a risk profile that aligns with stockholders.

  •
  Performance Measure:  Using a combination of vehicles allows the Company to focus executives on both stock price appreciation and achievement of consistent profitability (as indicated by Adjusted EBITDA) which we believe leads to creation of value for stockholders.

  •
  Management of Share Usage and Market Practice:  Given stockholder concerns about equity usage, Rite Aid considers stockholder expectations about annual share usage as well as market practice concerning both share usage and competitive long-term incentive levels. Use of a cash-based performance vehicle allows Rite Aid to deliver a long-term incentive opportunity which is better aligned with peer companies and retailers of similar size while managing share usage given our low stock price. The target LTI mix has been selected to maximize opportunity for executives and associates given a challenging operating environment.

        The Compensation Committee's process for setting grant dates is discussed below. Then, on the grant date those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of grant for restricted shares and using the Black-Scholes valuation method for stock options.

        Grant Timing.    The Compensation Committee pre-sets the date of the annual share grant, which is normally within a trading window period. Although there is not a perscribed date, the annual grant is generally made at the time of the annual stockholders meeting. Grants are made to the Named Executive Officers at the same time as awards to all other associates as part of the annual grant process.

        Special Awards.    From time to time, the Company makes grants in addition to the annual equity grant including those to Named Executive Officers. Typically these grants include awards to new hires, promotional awards, or retention awards. At the time of the fiscal year 2011 annual grant, Mr. Vitrano and Mr. Martindale each received 1,400,000 additional options and Mr. Thompson and Mr. Fiala each received 750,000 options in each case with an exercise price equal to the closing price of the Company's common stock on the date of grant. In light of the leadership changes and a challenging business environment, the Compensation Committee approved these grants in order recognize the increased prominence and responsibility of Mr. Martindale and Mr. Vitrano under the new leadership structure, support long-term executive retention, promote stability among the executive team, and create a stronger linkage of their compensation with Rite Aid stock price performance.

Performance Awards

        Performance awards provide the Named Executive Officers and other executives with units, which are denominated in a target cash value and payable in cash if the designated Company performance goals are achieved. Performance awards are intended to align interests of executives with those of stockholders through the use of measures the Company believes drive its long-term success. The Compensation Committee believes Adjusted EBITDA is an effective motivator because it is closely linked to stockholder value and executives can influence EBITDA through both managing expenses and growing revenue. The awards, normally granted annually, are structured as a targeted number of units based on the Company's achievement of specific Adjusted EBITDA levels over a three-year period. The Company granted performance awards for fiscal year 2011 to the Named Executive Officers with possible payouts ranging from zero to 200 percent of the target number of units, depending on Adjusted EBITDA as compared to the target, set annually, for fiscal years 2011, 2012 and 2013. To receive a bonus for a given year, the company must achieve at least 95% of its Adjusted EBITDA target for the year as well as achieve 95% of the cumulative Adjusted EBITDA based on the sum of targets for the three years. The Adjusted EBITDA targets for fiscal 2011 are the same as the levels disclosed above under "Cash Incentive Bonuses". The awards are paid in cash to the extent earned at the end of the three-year performance period. The Adjusted EBITDA targets for fiscal year 2011 are also used in calculating payouts for the cycles for fiscal years 2010-2012 and 2009-2011.

        To enhance the performance awards' incentives for longer-term focus and retention, the awards to Named Executive Officers for fiscal year 2011 are payable in cash that is subject to forfeiture if the executive leaves the Company prior to February 2013 or such later date that Adjusted EBITDA performance for the period is determined, except by reason of death, disability, retirement, or by consent of the Compensation Committee. The Compensation Committee approved the terms of the fiscal year 2011 performance awards in June 2010, and took into consideration the following:

        Pursuant to the performance plan adopted in June, 2008, the Company achieved 93% of the combined Adjusted EBITDA target for the cycle covering the 2009 - 2011 fiscal years, which was below the threshold level of 95% of target required for an award to be paid. Therefore, no Named Executive Officers received payouts under this program in fiscal year 2011.

Stock Options

        Stock options align associate incentives with the interests of stockholders because options have value only if the stock price increases over time. Stock options are intended to align interests of executives with stockholders and reward executives for value creation over time. The Company's ten-year options, granted at the market price on the date of grant, help focus associates on long-term growth. In addition, options are intended to help retain key associates because they vest ratably over a four-year period, which also helps keep associates focused on long-term performance. The Company does not reprice options without stockholder approval; likewise, if the stock price declines after the grant date, we do not replace options without stockholder approval.

Restricted Stock

        Restricted stock grants are intended to help retain key associates because they generally vest over a three-year period, which also helps keep associates focused on long-term performance. The risk profile of restricted stock is aligned with stockholders as it can motivate executives to both increase and preserve stock price. It is also viewed favorably by recipients as it provides some value even when other vehicles do not pay out as intended.

Post-Retirement Benefits

        Supplemental Executive Retirement Program.    The Company has established retirement plans for its executive officers, including the Named Executive Officers, to provide for retirement savings.

        Ms. Sammons receives benefits under a defined contribution supplemental retirement plan. Each month, $20,000 is credited for deemed investment for Ms. Sammons. Under the plan, Ms. Sammons is able to direct the deemed investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan. These deemed investments are made each month during the term of the participant's service with Rite Aid. Subject to certain tax rules that may require a delay in payment, Ms. Sammons is fully vested at all times in the account under the plan and will receive her vested account balance (or payment in installments if such election was made) upon the earlier to occur of: (i) termination of employment (or service as a director) with the Company, including due to death or disability; and (ii) a hardship withdrawal pursuant to the terms of the plan.

        Messrs. Standley, Vitrano, Fiala, Martindale and Thompson receive benefits under a defined contribution supplemental executive retirement plan ("Supplemental Plan"), which is different from the plan maintained for Ms. Sammons noted above. Under the Supplemental Plan, Rite Aid credits each participant with a specific sum to an individual account established for Messrs. Standley, Vitrano, Fiala, Martindale and Thompson and other participating executive officers, on a monthly basis while such officer is employed. The amount credited in fiscal 2010 was equal to 2% per month of the executive officer's annual base compensation, up to a maximum of $15,000 per month. Beginning in May 2010, the monthly credited amount is equal to 2% of the executive officer's annual base compensation. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Supplemental Plan at a five-year rolling rate with the entire account balance for each participant vesting upon termination without cause during the twelve month period following a "change in control" of the Company, as defined in the Supplemental Plan. Subject to certain tax rules which may require a delay in payment, participants will receive their vested account balance upon the earliest to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the Supplemental Plan; (ii) termination of employment with the Company (including due to death or disability); and (iii) a hardship withdrawal pursuant to the terms of the Supplemental Plan.

Other Post-Employment and Change in Control Benefits

        To attract and retain highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers, including our Named Executive Officers for fiscal year 2011, Ms. Sammons and Messrs. Standley, Martindale, Vitrano, Fiala and Thompson, and certain other key associates. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the caption "Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. Payments in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m). However, certain payments made to the Named Executive Officers will not qualify as performance-based compensation under Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company. Based on the Company's current tax situation, compliance with Section 162(m) is not a significant concern.

Director and Officer Stock Ownership Guidelines

        In September 2008, we adopted Stock Ownership Guidelines in order to further the investment of our non-management directors, executive officers, and Senior Vice Presidents in the success of the Company and to encourage a long-term perspective in managing the Company. The stock ownership requirements are:

Position	Minimum Ownership Requirements (Number of Share Equivalents)
Chairman	2,500,000
President and Chief Executive Officer	2,500,000
Chief Operating Officer	1,000,000
Senior Executive Vice Presidents	1,000,000
Executive Vice Presidents	500,000
Senior Vice Presidents	200,000
Non-Management Directors	200,000

        Non-management directors that are not subject to election by the holders of our common stock and those directors designated by the Jean Coutu Group are not subject to the Stock Ownership Guidelines. As of April 26, 2011, the non-management directors not subject to the Stock Ownership Guidelines were Messrs. Sokoloff, Michel Coutu, François Coutu, Belzile and Wood.

        The non-management directors, executive officers and Senior Vice Presidents who are subject to our Stock Ownership Guidelines have five years from September 18, 2008 to meet the stock ownership requirements, whereas newly appointed or promoted executives and newly elected non-management directors have five years from the time they are appointed, promoted or elected, as the case may be, to meet the stock ownership requirements.

        For the purposes of determining stock ownership levels, the following forms of equity interests in the Company are included:

  •
  Shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  Restricted stock and restricted stock units whether or not vested; and

  •
  Shares underlying Rite Aid stock options whether or not vested.

        Restricted stock and restricted stock units, whether or not vested and shares owned count as one (1) share equivalent per share beneficially owned and stock options whether or not vested count as one-half (.5) share equivalent per stock option.

        The Compensation Committee is responsible for interpreting and administering the Stock Ownership Guidelines, and may, from time to time, reevaluate and revise the Stock Ownership Guidelines, including when there are changes to the Company's capital structure or where implementation of the Stock Ownership Guidelines would cause a non-management director, executive officer or Senior Vice President to incur a hardship due to his or her unique financial circumstances.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

James L. Donald, Chair
Marcy Syms
Dennis Wood

 SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended February 26, 2011, February 27, 2010 and February 28, 2009, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer and (iii) the other three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change In Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)		Total ($)
John T. Standley	2011	966,539		—	500,011	1,014,306	—	74,734	272,229		2,827,819
(President & CEO)(1)	2010	900,000		—	225,060	3,050,836	—	141,766	220,182		4,537,844
	2009	373,846	(10)	—	45,479	1,645,896	96,750	—	126,840	(8)	2,288,811
Mary F. Sammons	2011	1,000,000		—	375,035	760,694	—	434,376	312,946		2,883,051
(Chairman & Former	2010	1,000,000		—	374,976	783,837	—	707,552	340,994		3,207,359
CEO)(2)	2009	1,000,000		—	180,403	281,232	—		356,207		1,817,842
Frank G. Vitrano	2011	738,789		—	206,296	1,412,403	—	88,225	307,308		2,753,020
(Senior Executive VP,	2010	700,000		—	174,964	365,796	—	64,868	296,224		1,601,852
CAO & CFO)	2009	290,769	(10)	—	35,333	685,146	66,220	—	118,344	(8)	1,195,812
Kenneth A. Martindale	2011	704,539		—	206,296	1,412,403	—	43,526	263,140		2,629,904
(Senior Executive VP	2010	600,000		—	150,040	313,551	—	25,544	237,196		1,326,331
& COO)(3)
Brian R. Fiala	2011	471,064		—	100,152	735,702	—	—	144,766		1,451,684
(Executive VP,	2010	457,600		—	97,216	587,250	—	—	134,935		1,277,001
Store Operations)	2009	457,261		—	46,814	72,912	47,224	—	140,109	(8)	764,320
Robert I. Thompson	2011	410,635		—	90,308	715,680	—	71,950	120,100		1,408,673
(Executive VP,
Pharmacy)

(1)
As previously disclosed, effective June 23, 2010, Mr. Standley was appointed to the position of President and Chief Executive Officer. Previously, Mr. Standley served as our President and Chief Operating Officer.

(2)
As previously disclosed, effective June 23, 2010, Ms. Sammons ceased to serve as CEO. Ms. Sammons will continue to serve as our Chairman of the Board until the 2012 Annual Meeting of Stockholders.

(3)
As previously disclosed, Mr. Martindale who had served as Senior Executive Vice President of Merchandising, Marketing and Logistics, was promoted to Chief Operating Officer as of the 2010 Annual Meeting of Stockholders.

(4)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 26, 2011, April 28, 2010 or April 17, 2009, as applicable.

(5)
Consists of an annual cash incentive bonus for performance in the applicable fiscal year.

(6)
Represents above-market earnings (over 120% of the "applicable federal rate" or "AFR") under the Company's defined contribution supplemental executive retirement plans.

(7)
The amounts in the "All Other Compensation" column for fiscal 2011 consist of the following:

Name	401(k) Matching Contributions ($)	Supplemental Executive Retirement Plan Allocations ($)	Personal Use of Company Aircraft ($)(A)	Automobile Allowance ($)	Personal Financial Services ($)	Housing / Expenses ($)(B)	Employer Paid Taxes ($)(C)
Mr. Standley	9,800	226,000	23,229	12,000	1,200	—	—
Ms. Sammons	9,800	240,000	49,646	—	13,500	—	—
Mr. Vitrano	9,800	176,700	12,035	12,000	5,000	49,522	42,251
Mr. Martindale	9,800	168,600	27,896	12,000	5,000	37,280	25,164
Mr. Fiala	9,800	112,570	8,239	12,000	2,157	—	—
Mr. Thompson	9,800	98,300	—	12,000	—	—	—

(A)
With respect to personal use of aircraft, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(B)
Each of Messrs Vitrano and Martindale are reimbursed for certain housing and transportation expenses. The Company determines the incremental cost of said expenses based on the out of pocket amounts paid for rent, utilities and travel.

(C)
Figures in this column represent $42,251 for Mr. Vitrano and $25,164 for Mr. Martindale for Company-paid taxes related to housing and transportation expenses reimbursed by the Company.
(8)
The amount reported in the Company's fiscal year 2009 Proxy Statement for "All Other Compensation" for each of Messrs. Standley, Vitrano and Fiala has been revised to include unvested allocations to the Company's supplemental executive retirement plan (i.e., $54,000 for Mr. Standley, $50,400 for Mr. Vitrano and $65,472 for Mr. Fiala).

(9)
Salary shown for each of Mr. Standley and Mr. Vitrano for fiscal 2009 is for the period commencing September 24, 2008, the date on which the executive officer commenced employment with the Company, through the end of fiscal 2009.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2011

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended February 26, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
								All Other Stock Awards (#)(2)	All Other Option Awards (#)(3)
Name	Grant Date	Threshold 50% ($)	Target 100% ($)	Max 200%($)	Threshold (#)	Target (#)	Max (#)
John T. Standley	—	1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	6/23/2010	350,000	700,000	1,400,000	—	—	—	467,300	1,428,600	1.07	1,514,317
Mary F. Sammons	—	1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	6/23/2010	262,500	525,000	1,050,000	—	—	—	350,500	1,071,400	1.07	1,135,729
Frank G. Vitrano	—	412,500	825,000	1,650,000	—	—	—	—	—	—	—
	6/23/2010	144,400	288,800	577,600	—	—	—	192,800	1,989,300	1.07	1,618,699
Kenneth A. Martindale	—	412,500	825,000	1,650,000	—	—	—	—	—	—	—
	6/23/2010	144,400	288,800	577,600	—	—	—	192,800	1,989,300	1.07	1,618,699
Brian R. Fiala	—	200,314	400,629	801,258	—	—	—	—	—	—	—
	6/23/2010	120,100	140,200	280,400	—	—	—	93,600	1,036,200	1.07	835,854
Robert Thompson	—	180,625	361,250	722,500	—	—	—	—	—	—	—
	6/23/2010	63,200	126,400	252,800	—	—	—	84,400	1,008,000	1.07	805,988

(1)
The first amount for each Named Executive Officer relates to cash incentive bonuses, as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." Actual performance was below the threshold and no payment was made. On June 23, 2010, the Named Executive Officers received grants of performance-based units that will be earned based upon cumulative Adjusted EBITDA for fiscal years 2011, 2012, and 2013 as a percentage of the sum of annual adjusted EBITDA targets for fiscal years 2011, 2012, and 2013. Vesting for the performance units will occur, provided performance targets are met, on March 2, 2013 (the end of the Company's fiscal year 2013) or such later date as the Adjusted EBITDA performance for fiscal years 2011-2013 is determined and provided that the Named Executive Officer is continuously employed at the Company through the date of the earnings release for fiscal year 2013. The award payout will be equivalent to $1.00 for each unit earned.

(2)
On June 23, 2010, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2011—Restricted Stock." One-third of these restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
On June 23, 2010, the Named Executive Officers received a grant of stock options, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2011—Stock Options." These stock options will vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. In addition, on January 21, 2010, Mr. Standley received awards of stock options in connection with his promotion to Chief Executive Officer effective as of the 2010 Annual Meeting of Stockholders.

(4)
Represents the grant date fair value, measured in accordance with FASB ASC Topic 718 of stock and option awards made in fiscal year 2011. Grant date fair values are calculated pursuant to assumptions set forth in Note 14 of the Company's 2011 Annual Report on Form 10-K filed with the SEC on April 26, 2011.

 EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

  •
  Mr. Standley serves as Chief Executive Officer, effective as of the 2010 Annual Meeting. Previously, Mr. Standley served as President and Chief Operating Officer;

  •
  Ms. Sammons served as Chairman and Chief Executive Officer until the date of the 2010 Annual Meeting; thereafter, Ms. Sammons continued to serve as the Chairman of the Board of Directors;

  •
  Mr. Vitrano serves as Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer;

  •
  Mr. Martindale served as Senior Executive Vice President, Chief Merchandising, Marketing and Logistics Officer and as of the 2010 Annual Meeting serves as Senior Executive Vice President and Chief Operating Officer;

  •
  Mr. Fiala serves as Executive Vice President, Store Operations; and

  •
  Mr. Thompson serves as Executive Vice President, Pharmacy.

        Term.    The term of each executive's employment agreement commenced on the effective date of his or her employment agreement, as follows: Mr. Standley, September 24, 2008; Ms. Sammons, December 5, 1999; Mr. Vitrano, September 24, 2008; Mr. Martindale, December 3, 2008; Mr. Fiala, June 26, 2007 and Mr. Thompson, February 3, 2008. Unless terminated earlier, each employment agreement will terminate on its second anniversary (such respective period, the "Initial Term"), other than in the case of Mr. Standley, whose agreement will terminate on the date that is three years following June 23, 2010, and Ms. Sammons, whose agreement will terminate in June 2012. Except for Ms. Sammons' agreement, each agreement will automatically renew for an additional one year term (the "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days (120 days in the cases of Mr. Fiala and Mr. Thompson) prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes:

  •
  Mr. Standley is currently entitled to an annual base salary of $1,000,000. If Rite Aid's performance meets certain targets in the future, Mr. Standley may receive an annual bonus that, if awarded, will equal or exceed 200% of his annual base salary then in effect.

  •
  Effective February 27, 2011 (the first day of fiscal year 2012) through the expiration of the Employment Agreement, Ms. Sammons will be entitled to an annual base salary of $350,000 and continued benefits as provided in her employment agreement, and will no longer be eligible to earn a bonus.

  •
  Mr. Vitrano is currently entitled to an annual base salary of not less than $750,000. If Rite Aid's performance meets certain targets in the future, Mr. Vitrano may receive an annual incentive bonus that, if awarded at 100% of target, will equal 125% of his annual base salary then in effect.

  •
  Mr. Martindale is currently entitled to an annual base salary of not less than $750,000. If Rite Aid's performance meets certain targets in the future, Mr. Martindale may receive an annual incentive bonus that, if awarded at 100% of target, will equal or exceed 125% of his annual base salary then in effect.

  •
  Mr. Fiala is currently entitled to receive an annual base salary of not less than $471,000. If Rite Aid's performance meets certain targets in the future, Mr. Fiala may receive an annual incentive bonus that, if awarded at 100% of target, will equal 60% of his annual base salary then in effect.

  •
  Mr. Thompson is currently entitled to an annual base salary of not less than $425,000. If Rite Aid's performance meets certain targets in the future, Mr. Thompson may receive an annual incentive bonus that, if awarded at 100% of target, will equal 60% of his annual base salary then in effect.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of one year, or with respect to Mr. Fiala, two years, thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of February 26, 2011:

	Option Awards						Stock Awards
Name	Date of Grant*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)
John T. Standley	9/24/2008	1,750,000	1,750,000	—	0.96	9/24/2018
	10/2/2008	84,400	84,400	—	0.89	10/2/2018	17,033	21,802
	6/25/2009	145,150	435,450	—	1.24	6/25/2019	121,000	154,880
	1/21/2010	638,750	1,916,250	—	1.52	1/21/2020
	6/23/2010	—	1,428,600	—	1.07	6/23/2020	467,300	598,144
Mary F. Sammons	1/30/2002	497,216	—	—	2.26	1/30/2012
	12/11/2002	500,000	—	—	2.10	12/11/2012
	6/24/2004	292,208	—	—	5.38	6/24/2014
	6/23/2005	267,001	—	—	4.11	6/23/2015
	6/20/2006	279,943	—	—	4.42	6/20/2016
	6/26/2007	185,338	61,779	—	6.07	6/26/2017
	10/2/2008	334,800	334,800	—	0.89	10/2/2018	67,566	86,484
	6/25/2009	241,925	725,775	—	1.24	6/25/2019	201,600	258,048
	6/23/2010	—	1,071,400	—	1.07	6/23/2020	350,500	448,640
Frank G. Vitrano	9/24/2008	700,000	700,000	—	0.96	9/24/2018
	10/2/2008	65,650	65,650	—	0.89	10/2/2018	13,233	16,938
	6/25/2009	112,900	338,700		1.24	6/25/2019	94,066	120,404
	6/23/2010	—	1,989,300		1.07	6/23/2020	192,800	246,784
Kenneth A. Martindale	12/3/2008	533,500	533,500	—	0.47	12/3/2018	6,766	8,660
	6/25/2009	96,775	290,325	—	1.24	6/25/2019	80,666	103,252
	6/23/2010	—	1,989,300	—	1.07	6/23/2020	192,800	246,784
Brian R. Fiala	6/26/2007	184,659	61,552	—	6.07	6/26/2017
	10/2/2008	86,800	86,800	—	0.89	10/2/2018	17,533	22,442
	6/25/2009	181,250	543,750		1.24	6/25/2019	52,266	66,900
	6/23/2010	—	1,036,200		1.07	6/23/2020	93,600	119,808
Robert Thompson	9/21/2004	7,403	—	—	3.69	9/21/2014
	6/23/2005	18,163	—	—	4.11	6/23/2015
	6/20/2006	20,045	—	—	4.42	6/20/2016
	6/26/2007	16,290	5,430	—	6.07	6/26/2017
	10/2/2008	43,550	43,550	—	0.89	10/2/2018	8,800	11,264
	6/25/2009	62,500	187,500	—	1.24	6/25/2019	29,266	37,460
	9/23/2009	62,500	187,500	—	1.95	9/23/2019
	6/23/2010	—	1,008,000	—	1.07	6/23/2020	84,400	108,032

*
For a better understanding of this table, we have included an additional column showing the grant date of the stock option and stock awards.

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
These stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. Mr. Standley received an award of stock options in connection with the announcement of his appointment as President and Chief Executive Officer effective as of June 23, 2010. These awards will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $1.28, the closing price of a share of Rite Aid common stock on the last trading day before February 26, 2011.

OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2011

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Standley	—	—	77,533	$77,116
Mary F. Sammons	—	—	188,960	$186,120
Frank G. Vitrano	—	—	60,267	$59,943
Kenneth A. Martindale	—	—	47,101	$47,098
Brian R. Fiala	—	—	64,184	$63,599
Robert Thompson	—	—	24,339	$23,966

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2011

        The following table provides information concerning the non-qualified defined contribution and deferred compensation of each of the Named Executive Officers in the 2011 fiscal year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
John T. Standley(1)	—	226,000	87,466	(25,238)	629,940
Mary F. Sammons(2)	—	240,000	511,383	—	3,381,629
Frank G. Vitrano(1)	—	176,700	99,020	—	572,903
Kenneth A. Martindale(1)	—	168,600	51,339	—	414,688
Brian R. Fiala(1)	—	112,570	1	—	405,586
Robert Thompson(1)	—	98,300	82,692	—	515,474

(1)
Amounts shown relate to a supplemental executive retirement plan covering the Named Executive Officers other than Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(2)
Amounts shown relate to a supplemental executive retirement plan for Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

        Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of Ms. Sammons, which is described in Compensation Discussion and Analysis above. Messrs. Standley, Vitrano, Fiala and Martindale received benefits under a different defined contribution supplemental executive retirement plan, which is also described in the Compensation Discussion and Analysis above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        Pursuant to his employment agreement with the Company, if Mr. Standley is terminated by the Company without "cause," if he terminates his employment for "good reason" (as such terms are defined in his employment agreement) or if the Company provides a notice of nonrenewal at least 180 days prior to the expiration of his employment agreement, a "Company Nonrenewal," and such Company Nonrenewal occurs within six months of a change in control, then he will be entitled to receive:

  •
  an amount equal to two times the sum of his annual base salary and target bonus in severance (one times the sum in the case of a Company Nonrenewal), a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two year period (one year upon a Company Nonrenewal) following the termination;

  •
  continued health benefits for two years following the termination (one year in the case of a Company Nonrenewal); and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of one year following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had the officer remained employed by Rite Aid for three years (one year in the case of a Company Nonrenewal) following the termination.

        If Rite Aid terminates Mr. Standley for "cause," or he terminates his employment without "good reason":

  •
  Rite Aid shall pay Mr. Standley all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate; and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If the employment of Mr. Standley is terminated as a result of his death or "disability" (as such term is defined in his employment agreement), he (or his estate as the case may be) will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which he participates, a pro-rata bonus (paid at the same time it is paid to other eligible participants in the bonus plan and based on actual achievement of performance targets for the fiscal year), continued health insurance (or reimbursement for the cost of such benefits) for two years for Mr. Standley and/or his immediate family, as applicable, and vesting of an amount of stock options and restricted stock that would have vested had he remained employed for three years following the date of termination.

        If Ms. Sammons is terminated by Rite Aid without "cause" or if she terminates her employment for "good reason" (as such terms are defined in Ms. Sammons' employment agreement), then:

  •
  Ms. Sammons' severance compensation will be an amount equal to three times the sum of her base salary in effect immediately prior to June 23, 2010 and her annual target bonus in effect for fiscal year 2011. In the event of termination for any reason other than termination for cause or by Ms. Sammons for good reason, all outstanding stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on outstanding restricted common stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied at targeted levels; and

  •
  Ms. Sammons will be paid the deferred compensation amounts that would otherwise have been credited to her pursuant to the supplemental executive retirement plan (discussed in the

    Compensation Discussion and Analysis) had she continued employment with Rite Aid through the end of the then-remaining employment period and she will continue to receive medical benefits (or be reimbursed for the cost of such benefits) for life.

        If Ms. Sammons' employment is terminated as a result of her death or "disability" (as such term is defined in her employment agreement), she (or her estate as the case may be) will be entitled to an amount equal to her pro-rated bonus for the fiscal year of termination (determined with reference to the maximum amount payable for such year), and continued medical benefits (or reimbursement for the cost of such benefits) for her life or the life of her spouse, payment of any accrued but unpaid salary and full vesting of all outstanding stock options, restricted stock and other equity incentive awards (with performance goals being deemed to have been satisfied at targeted levels).

        Upon termination of employment for any reason other than "cause" (as such term is defined in her employment agreement), Ms. Sammons is entitled to receive an annual payment following termination and continuing for life (and the life of her spouse) equal to the cost of purchasing medical coverage comparable to the coverage provided to the Company's senior executives immediately prior to such termination, excepting payments for periods that the Company provides such coverage described above.

        Pursuant to their employment agreements with the Company, if any of Messrs. Martindale, Vitrano, Fiala, and Thompson is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  an amount equal to two times the sum of the annual base salary and (other than Mr. Fiala and Mr. Thompson) target bonus in severance, a pro-rata bonus for the fiscal year of termination for all officers other than Mr. Fiala and Mr. Thompson and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two year period following the termination;

  •
  continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had the officer remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his or her employment without "good reason" (with the exception of Ms. Sammons and Mr. Standley, whose termination provisions are described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if the officer terminates his or her employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If the employment of any of the Named Executive Officers (other than Ms. Sammons and Mr. Standley whose benefits upon such termination are described above) is terminated as a result of death or "disability" (as such term is defined in each employment agreement), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance (or reimbursement for the cost of such benefits) for two years (one year in the case of Mr. Thompson) for the officer and/or his immediate family, as applicable, and vesting of an amount of stock options and restricted stock that would have vested had the officer remained employed for two years following the date of termination. Messrs. Vitrano and Martindale will also be entitled to receive a pro-rata bonus, based on actual achievement of performance targets for the fiscal year, that is paid at the same time that it is paid to other eligible participants in the bonus plan.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his or her vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the Nonqualified Deferred Compensation for Fiscal 2011 table, above.

        Change in Control Arrangements.    Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him shall immediately vest and be exercisable. Severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Standley's termination of employment under the circumstances described above.

        Under Ms. Sammons' employment agreement as in effect through June 2012, any termination of employment by the executive within the six month period commencing on the date of a "change in control" of Rite Aid (as such term is defined below) will be treated as a termination of employment by the executive for "good reason."

        Under Messrs. Vitrano's and Martindale's respective employment agreement, upon a change in control, all stock options awarded pursuant to the officer's employment agreement would immediately vest and be exercisable. Under Mr. Fiala's employment agreement, upon a change in control, all of his stock options awarded pursuant to the employment agreement would immediately vest and be exercisable and any restrictions on restricted stock awarded pursuant to the employment agreement would immediately lapse. Severance benefits would not be triggered pursuant to a change in control unless it is followed by either Mr. Vitrano's, Mr. Martindale's, Mr. Fiala's or Mr. Thompson's termination of employment, respectively, under the circumstances described above.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 25% percent in the case of Ms. Sammons and Mr. Fiala (35% in the case of Messrs. Standley, Vitrano, and Martindale) or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 25% in the case of Ms. Sammons and Mr. Fiala (35% in the case of Messrs. Standley, Vitrano, and Martindale) or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

        Each employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

        The unvested account balance of the supplemental executive retirement plan in which Messrs. Standley, Martindale, Vitrano, Fiala and Thompson participate will vest upon a change in control of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within twelve months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

Quantification

        The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of February 26, 2011 under the circumstances described in the tables below are quantified in the tables below.

John T. Standley	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)(a)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	2,000,000		N/A
2 × Bonus	N/A	N/A	N/A	4,000,000		N/A
Pro-Rated Bonus for Past Fiscal Year	—	—	N/A	—		N/A
Benefits 2 Years	29,917	29,917	N/A	29,917		N/A
SERP Vesting	430,043	430,043	430,043	430,043		N/A
Vesting of Options and Restricted Stock(1)	1,685,170	1,685,170	1,685,170	1,685,170		N/A
280G Gross Up	N/A	N/A	N/A	2,833,000	(b)	N/A

(a)
As discussed above, in the event of a Company Nonrenewal, Mr. Standley's termination payments are as follows: (i) severance is equal to 1x base salary and bonus, plus a pro-rated bonus; (ii) health benefits will continue for one year; (iii) the unvested account balance in his SERP will vest; and (iv) options will vest and become exercisable and the restricted with respect to awards of restricted stock will lapse to the extent such options would have become vested and exercisable or such restrictions would have lapsed had Mr. Standley remained employed for one year. If a Company Nonrenewal occurs within six months of a change in control, the severance formula is the same as termination by the Company without Cause or by Mr. Standley for Good Reason, as reflected in the table.

(b)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Mary Sammons	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)(a)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
3 × Base Salary	N/A	N/A	N/A	3,000,000		3,000,000
3 × Bonus	N/A	N/A	N/A	6,000,000		6,000,000
Pro-Rated Bonus for Past Fiscal Year	—	—	N/A	—		—
Life Benefits	202,000	202,000	N/A	202,000		202,000
SERP Contribution Continuation for 3 Years	720,000	720,000	N/A	720,000		720,000
Vesting of Options and Restricted Stock(1)	422,120	422,120	422,120	422,120		422,120
280G Gross Up	N/A	N/A	N/A	3,959,000	(b)	3,959,000

(a)
Refer to the "Potential Payments Upon Termination or Change in Control" section above for a description of the benefits provided to Ms. Sammons following certain terminations of employment.

(b)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Frank G. Vitrano	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,500,000		N/A
2 × Bonus	N/A	N/A	N/A	1,875,000		N/A
Pro-Rated Bonus for Past Fiscal Year	—	—	N/A	—		N/A
Benefits 2 Years	27,939	27,939	N/A	27,939		N/A
SERP Vesting	383,542	383,542	383,542	383,542		N/A
Vesting of Options and Restricted Stock(1)	769,380	769,380	769,380	769,380		N/A
280G Gross Up	N/A	N/A	N/A	1,658,000	(a)	N/A

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Kenneth A. Martindale	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,500,000		N/A
2 × Bonus	N/A	N/A	N/A	1,875,000		N/A
Pro-Rated Bonus for Past Fiscal Year	—	—	N/A	—		N/A
Benefits 2 Years	18,541	18,541	N/A	18,541		N/A
SERP Vesting	297,494	297,494	297,494	297,494		N/A
Vesting of Options and Restricted Stock(1)	925,190	925,190	925,190	925,190		N/A
280G Gross Up	N/A	N/A	N/A	1,528,000	(a)	N/A

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Brian R. Fiala	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	942,656	N/A
2 × Bonus	N/A	N/A	N/A	N/A	N/A
Pro-Rated Bonus for Past Fiscal Year	—	—	N/A	—	N/A
Benefits 2 Years	26,933	26,933	N/A	26,933	N/A
SERP Vesting	229,149	229,149	229,149	229,149	N/A
Vesting of Options and Restricted Stock(1)	326,360	326,360	326,360	326,360	N/A
280G Gross Up	N/A	N/A	N/A	—	N/A

Robert I. Thompson	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	850,000		N/A
2 × Bonus	N/A	N/A	N/A	N/A		N/A
Pro-Rated Bonus for Past Fiscal Year	—	—	N/A	—		N/A
Benefits 2 Years	26,401	26,401	N/A	26,401		N/A
SERP Vesting	208,389	208,389	208,389	208,389		N/A
Vesting of Options and Restricted Stock(1)	248,570	248,570	248,570	248,570		N/A
280G Gross-up	N/A	N/A	N/A	390,000	(a)	N/A

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

(1)
As described above in the "Potential Payments Upon Termination or Change in Control" narrative, upon a change in control (as defined in the employment agreements), the Named Executive Officers would become fully vested in certain outstanding stock option and restricted stock grants that were not yet vested on the date of the change in control. The value of stock options shown is based on the excess of $1.28, the closing price of a share of Rite Aid common stock on the last trading day before February 26, 2011, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer. The value of restricted stock shown is determined by multiplying the number of shares of restricted stock that would vest as of February 26, 2011 and $1.28, the closing price of a share of Rite Aid common stock on the last trading day before February 26, 2011.

AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met eight times during fiscal year 2011.

        During those meetings the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal 2011. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal 2011.

  •
  Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

  •
  Received management representations that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by PCAOB AU 380 ("Communication with Audit Committees") and Statement on Auditing Standards No. 114 ("Communication with Audit Committees").

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit and other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended February 26, 2011 and February 27, 2010 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	Feb. 26, 2011	Feb. 27, 2010
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$2.4	$2.4
Audit-Related Fees, audits of employee benefit plans' financial statements	0.2	0.2
Tax Fees, tax compliance advice and planning	0.1	0.1
Total	$2.7	$2.7

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 26, 2011 for filing with the SEC.

David R. Jessick, Chair
André Belzile
Michael N. Regan

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of February 26, 2011, with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	59,295,350	$2.14	29,633,200
Equity compensation plans not approved by stockholders(1)	14,769,288	$3.78	—
Total(2)(3)	74,064,638		29,633,200

(1)
These plans include the Company's 1999 Plan, under which 10,000,000 shares of common stock are authorized for the granting of stock options at the discretion of the compensation Committee, and the 2001 Plan, under which 20,000,000 shares of common stock are authorized for the granting of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. There are no securities remaining available for further issuance under either the 1999 Plan or the 2001 Plan.

(2)
On a fully diluted basis, which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, the number of shares outstanding was 944,858,177.

(3)
On April 21, 2011 the Company completed its shareholder approved stock option exchange tender offer. Stock option holders were permitted to elect to exchange certain eligible stock options for a lesser number of new options. Named executive officers and directors were not eligible to participate in the exchange. 17.8 million options were eligible with an actual exchange rate of approximately 78%. After the exchange and as of April 28, 2011, the number of total options outstanding was reduced to 64,385,291 with a weighted average exercise price of $1.82.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2011, no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 28, 2011, certain information concerning the beneficial shareholdings of (a) each director, (b) each of our "Named Executive Officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder of more than five percent of the common stock and (d) all directors and executive officers as a group (based on 890,226,532 shares of common stock outstanding as of April 28, 2011, plus the number of shares of common stock into which the outstanding shares of LGP preferred stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers and Directors:
Joseph B. Anderson, Jr.	307,290	(2)	*
John M. Baumer	29,831,879	(3)	3.24%
André Belzile	156,000	(4)	*
François J. Coutu	156,000	(5)	*
Michel Coutu	156,000	(6)	*
James Donald	187,290	(7)	*
Brian Fiala	1,199,210	(8)	*
David Jessick	133,957	(9)	*
Ken Martindale	1,558,475	(10)	*
Robert G. Miller	346,868	(11)	*
Michael Regan	207,290	(12)	*
Mary F. Sammons	5,744,834	(13)	*
Philip G. Satre	465,790	(14)	*
John T. Standley	3,992,478	(15)	*
Marcy Syms	307,290	(16)	*
Robert I. Thompson	764,511	(17)	*
Frank Vitrano	1,827,153	(18)	*
Dennis Wood	156,000	(19)	*
All Executive Officers and Directors 21 persons	48,850,150		5.3%
5% Stockholders:
The Jean Coutu Group (PJC), Inc	251,975,262	(20)	28.30%
530 Bériault Street
Longueuil, Quebec J4G 1S8

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable as of June 26, 2011.

(2)
This amount includes 200,000 shares which may be acquired within 60 days by exercising stock options and 67,290 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Anderson leaves the Board.

(3)
This amount is beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Baumer is an executive officer and equity owner.

(4)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 16,000 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Belzile leaves the Board.

(5)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 16,000 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Coutu leaves the Board.

(6)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 16,000 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Coutu leaves the Board.

(7)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 67,290 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Donald leaves the Board.

(8)
This amount includes 954,561 shares which may be acquired within 60 days by exercising stock options.

(9)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options and 67,290 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Jessick leaves the Board.

(10)
This amount includes 1,224,375 shares which may be acquired within 60 days by exercising stock options.

(11)
The amount includes 200,000 shares which may be acquired within 60 days by exercising stock options and 67,290 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Miller leaves the Board.

(12)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 67,290 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Regan leaves the Board.

(13)
This amount includes 52,779 shares owned by Ms. Sammon's spouse and 3,169,985 shares which may be acquired within 60 days by exercising stock options.

(14)
This amount includes 250,000 shares which may be acquired within 60 days by exercising stock options and 67,290 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Satre leave the Board.

(15)
This amount includes 3,120,600 shares which may be acquired within 60 days by exercising stock options.

(16)
This amount includes 200,000 shares which may be acquired within 60 days by exercising stock options and 67,290 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Ms. Syms leaves the Board.

(17)
This amount includes 550,381 shares which may be acquired within 60 days by exercising stock options.

(18)
This amount includes 1,488,775 shares which may be acquired within 60 days by exercising stock options.

(19)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 16,000 restricted stock units that will vest on June 23, 2011 at which time said units will be payable in shares of common stock when Mr. Wood leaves the Board.

(20)
Based upon shares acquired on June 4, 2007 in connection with the closing of the stock purchase agreement and shares acquired on October 5, 2007 pursuant to Section 1.4 of the stockholder agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or anytime since the beginning of the last fiscal year was, a director, officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential Related Person Transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Committee. As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remains in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if it deems advisable. A copy of our full policy concerning transactions with related persons is available on the Corporate Governance section of our website at www.riteaid.com.

Relationship with Leonard Green & Partners L.P.

        Rite Aid has entered into a one-year agreement with Leonard Green & Partners L.P., ("Leonard Green") effective January 1, 2006, whereby Rite Aid has agreed to pay Leonard Green a fee of $300,000 per year (reduced to $150,000 per year on June 4, 2007 when John Danhakl ceased to be a director on the Company's Board of Directors) for its consulting services. The consulting agreement was extended effective January 1, 2007 on a month-to-month basis, which also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green. This agreement is an extension of Rite Aid's existing consulting agreement with Leonard Green. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2011, Rite Aid paid Leonard Green a consulting fee of $150,000, but will not be required to pay any further consulting fee to Leonard Green effective as of May 9, 2011. This transaction was reviewed and ratified by our Board under our related person transactions approval policy described above. John M. Baumer, a director of Rite Aid, is a partner of Leonard Green.

Agreements with Jean Coutu Group

        In connection with the Brooks Eckerd Transaction, Rite Aid and Jean Coutu Group became a party to a series of agreements which are described below.

Stock Purchase Agreement

        Rite Aid entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., or Jean Coutu USA, which was a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Pursuant to the stock purchase agreement, certain of the provisions extend beyond the closing of the Brooks Eckerd Transaction.

        Non-Competition Covenant.    Jean Coutu Group has agreed that for five years after the closing of the Brooks Eckerd Transaction it will not (other than as a stockholder of Rite Aid and through its designees on Rite Aid's Board of Directors) engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States. In a related agreement, Michel Coutu, a director, has agreed that for three years after the closing of the Brooks Eckerd Transaction, he will not (other than as a stockholder of Rite Aid and in his capacity as a Rite Aid director), engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States.

        Indemnification.    The stock purchase agreement provides for indemnification for losses arising from breaches of representations and warranties, breaches of covenants and certain actions relating to the conduct of the business of Jean Coutu Group (other than Jean Coutu USA). Each party's indemnification obligation for breaches of representations and warranties is subject to a $35 million deductible and each party's indemnification obligation for breaches of representations and warranties and for breaches of covenants is subject to an aggregate cap of $450 million. The deductible and cap do not apply to losses arising from or relating to the conduct of the business of Jean Coutu Group. No claim for a breach of a representation and warranty may be brought by either party or included in the aggregate losses for purposes of satisfying the deductible unless it exceeds a minimum threshold of $10,000.

        Jean Coutu Group also has agreed to indemnify Rite Aid for losses arising from pre-closing taxes of Jean Coutu USA, any breaches of tax representations and warranties or breaches of tax covenants and for half of any transfer taxes resulting from the transaction. The deductible and cap do not apply to losses arising from tax matters.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four members of Rite Aid's Board of Directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power.

Percentage of Total Voting Power	Number of Directors/ Director Nominees
25% and above	4
17.9% - 24.9%	3
10.7% - 17.8%	2
5% - 10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of the Rite Aid Board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Voting Arrangements.    The stockholder agreement provides that for a period of five years after the closing of the Brooks Eckerd Transaction, Jean Coutu Group agrees to vote its shares for each Rite Aid director nominee recommended by the Board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the Board or for each other Rite Aid director nominee recommended by the Board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of the total Rite Aid voting power, Jean Coutu Group will have the right to purchase securities in future issuances of Rite Aid voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of Rite Aid stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in a Rite Aid issuance of voting securities, Jean Coutu Group will be permitted to make open market purchases of Rite Aid common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of all of the Rite Aid Board of Directors, including increases in the number of authorized shares, significant issuances of Rite Aid equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

Registration Rights Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a registration rights agreement. Pursuant to the registration rights agreement, subject to certain conditions, Jean Coutu Group has the right, on six occasions, to demand that Rite Aid register shares of Rite Aid common stock held by Jean Coutu Group for resale in an underwritten public offering, provided that the anticipated aggregate offering price would exceed $100 million or the registration is for at least 25% of the Rite Aid common stock held by Jean Coutu Group. Jean Coutu Group also may request that Rite Aid include those shares in certain registration statements that Rite Aid may file in the future in connection with underwritten offerings.

 STOCKHOLDER PROPOSALS FOR
THE 2012 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2012 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than January 14, 2012. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid's proxy statement for the 2012 Annual Meeting.

        In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by March 25, 2012.

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's by-laws. The by-laws, which are available on Rite Aid's website at www.riteaid.com under "Our Company—Corporate Governance—By-Laws" and in print upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The by-laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any nomination by a stockholder must comply with the procedures specified in Rite Aid's by-laws. To be eligible for consideration at the 2012 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Secretary between February 24, 2012 and March 25, 2012. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. All submissions to, or requests from, the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters come before stockholders at this Annual Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP served as Rite Aid's independent registered public accounting firm for fiscal year 2011 and Rite Aid's Audit Committee is in the process of negotiating with Deloitte & Touche LLP the terms of an arrangement to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2012. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this proxy statement, or would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary, or by calling the Secretary at (717) 975-5833.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2011 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

RITE AID CORPORATION
30 HUNTER LANE
CAMP HILL, PA 17011

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic proxy form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35835-P12855	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RITE AID CORPORATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN Proposal 1, FOR Proposal 2 AND Proposal 3, and for ONE YEAR for proposal 4.

Vote on Directors		For	Against	Abstain
1.	Election of directors
Nominees:

	1a. Joseph B. Anderson, Jr.	☐	☐	☐

	1b. André Belzile	☐	☐	☐

	1c. François J. Coutu	☐	☐	☐

	1d. Michel Coutu	☐	☐	☐

	1e. James L. Donald	☐	☐	☐

	1f. David R. Jessick	☐	☐	☐

	1g. Michael N. Regan	☐	☐	☐

	1h. Mary F Sammons	☐	☐	☐

	Vote on Directors		For	Against	Abstain
1.	Election of directors
	1i. John T. Standley		☐	☐	☐

	1j. Marcy Syms		☐	☐	☐

			For	Against	Abstain

	Proposal No. 2 : Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;		☐	☐	☐

			For	Against	Abstain

	Proposal No. 3 : Approve, by non-binding vote, the compensation of the Company’s named executive officers as described in the proxy statement; and		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

	Proposal No. 4 : Recommend, by non-binding vote, the frequency of future advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.		For	Against	Abstain

	Proposal No. 5 : Consider a stockholder proposal relating to a policy on gross-up payments.		☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
				Yes	No

	Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

M35835-P12855

RITE AID CORPORATION
Annual Meeting of Stockholders
June 23, 2011
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John. T. Standley, Frank G. Vitrano and Marc A. Strassler, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of RITE AID CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:30 a.m., Eastern Daylight Time on June 23, 2011, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania 17101, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If applicable, the proxy shall also govern the voting of stock held for the account of the undersigned in the Company’s Investment Opportunity Plan, or any applicable employee benefit plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (1) “FOR” THE ELECTION OF ALL THE NOMINEES OF THE BOARD IN THE ELECTION OF DIRECTORS, (2) “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, (3) “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT, (4) FOR HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE” YEAR, AND (5) “AGAINST” THE STOCKHOLDER PROPOSAL. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES’ DISCRETION ON SUCH MATTER.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side